UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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INTERSIL CORPORATION
(Name of Registrant as Specified In Its Charter)

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DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders, or Annual Meeting, of Intersil Corporation  to be held at our corporate headquarters located at 1001 Murphy Ranch Road, Milpitas, CA 95035 on April 21, 2016 at 8:00 a.m. Pacific Time. At this meeting you will be asked to vote on three proposals recommended unanimously by our Board of Directors. The proposals to be voted on at the meeting are listed in the attached “Notice of Annual Meeting of Stockholders.”

We provide access to our proxy materials over the Internet, which we believe expedites delivery of proxy materials, lowers the costs associated with our Annual Meeting and helps conserve natural resources. The Notice of Availability of Proxy Materials contains instructions on how to access this Proxy Statement and our 2015 Annual Report on Form 10-K, or 2015 Annual Report, and how to vote online. We also encourage you to read our 2015 Annual Report, which includes our audited financial statements and provides information about our business and products. The Notice of Availability of Proxy Materials also provides instructions on how to receive a paper copy of this Proxy Statement and the 2015 Annual Report.

Your vote is important. Please review the instructions described in this Proxy Statement as well as in the Notice of Availability of Proxy Materials.

We look forward to seeing you at the Annual Meeting and appreciate your support and continued interest in Intersil Corporation.

Dr. Necip Sayiner	Milpitas, California
President, Chief Executive Officer and Director	March 4, 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, April 21, 2016
Time:	8:00 a.m. Pacific Time
Place:	Intersil Corporation’s Headquarters, 1001 Murphy Ranch Road, Milpitas, California 95035

Purpose of the Meeting:

1.	To elect seven directors to serve on our Board of Directors until the next annual meeting, or until their successors are duly elected and qualified;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm; and
3.	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, or NEOs.

Stockholders will also act on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed in the Notice of Availability of Proxy Materials that accompanies the Proxy Statement and this Notice of Annual Meeting of Stockholders.

You are entitled to vote if you were a stockholder at the close of business on Tuesday, February 23, 2016.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. If you do not plan on attending the Annual Meeting, you may vote your shares over the Internet, by telephone, or by requesting, completing, and mailing a proxy card. Please review the instructions on the Notice of Availability of Proxy Materials concerning each of these voting options in detail.

Should you receive more than one Notice of Availability of Proxy Materials, please be sure to vote each in response to every proposal so that all your shares will be voted. If your shares are held of record by a broker, bank, or other nominee, you will not be able to vote in person at the Annual Meeting unless you first obtain a ballot issued in your name from the record holder, which you may receive by declaring your intention to vote in person on the website designated in the Notice of Internet Availability of Proxy Materials. Your proxy will not be used if you revoke it either before or at the Annual Meeting.

By Order of the Board of Directors,

Andrew S. Hughes	Milpitas, California
Vice President, General Counsel & Secretary	March 4, 2016

Admittance to the Annual Meeting will be limited to stockholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

INTERSIL CORPORATION

1001 MURPHY RANCH ROAD

MILPITAS, CA 95035

PROXY STATEMENT

The proxy materials, including this Proxy Statement, Notice of Availability of Proxy Materials, the proxy card, or voting instruction card, and our 2015 Annual Report, will be made available on or about March 11, 2016 to owners of shares of Intersil Corporation Class A Common Stock. This Proxy Statement contains information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. The Board of Directors encourages you to read this document thoroughly and take the opportunity to vote on these matters.

The enclosed proxy is being solicited upon the order of the Board of Directors, or Board, and we will incur costs in conjunction with such solicitation. Such costs include the charges of brokerage houses and their custodians, nominees, or fiduciaries for forwarding documents to stockholders.  In addition, certain of our officers, directors, and employees, may solicit proxies by mail, in person, electronically, by telephone, or fax.

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most stockholders have a choice of voting by the Internet, a toll-free telephone number, or requesting and completing a proxy card and mailing it in the postage-paid envelope provided with the proxy card. Please refer to your Notice of Availability of Proxy Materials to see which options are available to you. Proxies submitted by telephone or online must be received by 11:59 P.M., EDT, on Wednesday, April 20, 2016. Proxies submitted by mail must be actually received by us prior to the commencement of the Annual Meeting.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to our Secretary, (b) submitting a proxy bearing a later date, or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided.  If you submit a proxy without providing directions, your shares will be voted by the individuals named on your proxy card as recommended by our Board. If you wish to give a proxy to someone other than those named on the proxy card, cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

Who can vote? Stockholders of record as of the close of business on February 23, 2016 are entitled to vote. On that day, 132,772,969 shares of Class A Common Stock were outstanding and eligible to vote at the Annual Meeting, and no other securities were outstanding and eligible to vote on any matters at the Annual Meeting. A list of stockholders eligible to vote will be available at our headquarters, located at 1001 Murphy Ranch Road, Milpitas, CA, 95035, beginning April 7, 2016.  Stockholders may examine this list during normal business hours for any purpose related to the Annual Meeting.

How does the Board recommend I vote? The Board recommends a vote “FOR” each Board nominee (Item 1), “FOR” the ratification of the Board of Directors’ appointment of KPMG LLP as our independent registered public accountant firm for the upcoming year (Item 2), and “FOR” approval of the compensation of our Named Executive Officers, or NEOs (Item 3).

What shares are included in the proxy card? The proxy card represents all the shares of voting stock registered to your account. Each share is entitled to one vote on each matter presented other than in the election of Directors. Our Amended and Restated Certificate of Incorporation provides for cumulative voting for Directors. This means that you may allocate among the director nominees, as you see fit, the total number of votes equal to the Director positions to be filled multiplied by the number of shares you hold.  You may not cumulate your votes against a nominee.  If you are a stockholder of record and choose to cumulate your votes, you will need to notify our Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the Annual Meeting, notify the Chair of the Annual Meeting prior to the commencement of voting.  You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more Director nominees.  If you hold shares beneficially through a broker, trustee, or other nominee and wish to cumulate votes, you should contact your broker, trustee, or nominee. Cumulative voting applies only to the election of Directors.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum has been reached. The affirmative vote of a majority of eligible shares present, in person or by proxy, at the Annual Meeting, and actually cast, is required to approve all matters. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners, the nominees may vote those shares only on routine matters, such as the ratification of the appointment of our independent accounting firm. On all non-routine matters, such as the election of Directors, nominees who have not received instructions from beneficial owners cannot vote and there is a so-called “broker non-vote” on that matter.  Broker non-votes and abstentions are not counted in tabulations of the votes cast by stockholders and will have no effect in determining whether there has been an affirmative majority vote on a particular matter.

Who will count the vote? Broadridge Financial Solutions, Inc. will tally the vote, which will be certified by the Inspector of Elections.

Is my vote confidential? Proxies, ballots, and voting tabulations are available for examination only by the Inspector of Elections and tabulators. Your vote will not be disclosed to the Board or to our management other than the Inspector of Elections and except as may be required by law.

CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and Restated Bylaws, our business, property, and affairs are managed under the direction of the Board. The Board has responsibility for reviewing our overall performance other than day-to-day operations. Its primary responsibility is to oversee the actions of our management, and in doing so, serve the best interests of Intersil and its stockholders. The Board selects and provides for the succession of executive officers, and subject to recommendations by the Nominating and Governance Committee, nominates individuals to serve as directors upon election at our Annual Meeting or to fill any vacancies on the Board. The Board reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. The Board participates in decisions that could have a significant economic impact on us. Management keeps the Directors informed of corporate activities through regular written reports and presentations at Board and Board Committee meetings.

The Board believes that good corporate governance practices are essential to fostering good stockholder relations and creating stockholder value. We continually review our governance practices to ensure their relevance and appropriateness for us and all of our stockholders. The Board’s Corporate Governance Guidelines (which includes Director independence criteria), the charters of each of the Board’s Committees, our Code of Corporate Conduct, and our Code of Ethics for Our Chief Executive Officer and Senior Financial Officers are available on the Investor Relations pages of our website at www.intersil.com.  Stockholders may request copies of these documents free of charge by writing to Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035, Attn: Investor Relations.

Board Leadership Structure. The roles of our Chief Executive Officer, or CEO. and Chairman of the Board, or Chairman, are separate in recognition of the differences between the two roles. The CEO provides the strategic direction and day-to-day leadership and is responsible for financial performance, while the Chairman is an independent director. This leadership structure is appropriate given that, among other things, the Chairman provides guidance to the CEO, presides over Board meetings and executive sessions of the independent directors, which take place at each regularly scheduled Board meeting, acts as the liaison between the independent directors and the CEO, and facilitates full and open discussion among management and the independent directors. We believe that this structure allows the Board to fulfill its duties effectively and efficiently.

Members of the Board and its Committees. The table below provides a list of our Directors as well as the Committees on which they served in 2015. Each of the incumbent Directors attended 100% of the total number of Board and Committee meetings on which they served except Robert W. Conn who attended two of the three Board meetings that occurred prior to his retirement from the Board. It has been determined that, other than Dr. Sayiner, all of the Directors listed below are currently independent under the listing standards of The NASDAQ Stock Market.

Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee
Robert W. Conn[2]	Robert W. Conn[2]	James V. Diller[2]	James V. Diller[2]
James V. Diller[2]	Sohail Khan	Gregory Lang[1,4]	Mercedes Johnson[1]
Mercedes Johnson	Donald Macleod	Donald Macleod	Gregory Lang
Sohail Khan	Ernest Maddock[3]	Forrest E. Norrod	Donald Macleod
Gregory Lang	Jan Peeters[1]	James A. Urry	Forrest E. Norrod
Donald Macleod (Chairman)			Jan Peeters
Ernest Maddock[3]			James A. Urry
Forrest E. Norrod
Jan Peeters
Necip Sayiner
James A. Urry
Seven (7) Board meetings were held in 2015; four (4) actions were taken by unanimous written consent	Five (5) Audit Committee meetings were held in 2015; no actions were taken by unanimous written consent	Six (6) Compensation Committee meetings were held in 2015; five (5) actions were taken by unanimous written consent	Four (4) Nominating and Governance Committee meetings were held in 2015; no actions were taken by unanimous written consent

[1]	Chair of the Committee.

[2]	Messrs. Conn and Diller retired from the Board as of April 23, 2015 (the date of our 2015 Annual Meeting) and are no longer members of the Board of Directors or any of its Committees.
[3]	Mr. Maddock joined our Board on July 7, 2015. He was appointed a member of the Audit Committee on October 1, 2015.
[4]	Mr. Lang was appointed Chair of the Compensation Committee on October 1, 2015.

Directors’ Attendance at the Annual Meeting. We strongly encourage each of our Directors to attend the Annual Meeting. Last year, each of the incumbent Directors attended the Annual Meeting with the exception of James A. Urry.

Committees of the Board. The Board has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The charter of each Committee is available under the “Corporate Governance” link on the Investor Relations section of our website at www.intersil.com.

Audit Committee—maintains the sole responsibility to appoint, approve engagements and compensation of, and oversee the independence and performance of our registered independent public accounting firm. In addition, the Audit Committee oversees the integrity of our financial reporting and compliance with laws and regulations related to our financial reporting. It also has the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial reporting, internal accounting controls or other related matters. The Audit Committee has the authority to engage counsel and other advisors to assist it in carrying out its responsibilities.  Messrs. Maddock and Macleod both qualify as an “audit committee financial expert” according to applicable securities laws and SEC regulations, and they have been designated by the Board as such.

Compensation Committee—reviews and approves the compensation of executive officers and certain other highly compensated individuals. In addition, the Compensation Committee administers certain benefit plans and makes recommendations to the Board regarding compensation of Board members. It also has the authority to administer, grant, and issue awards under our equity compensation plan. Pursuant to its Charter, the Compensation Committee has delegated authority to a subcommittee, which is required to be composed of at least two directors, to grant equity awards to executives and establish, administer, and certify the attainment of, performance goals associated with performance-based compensation paid to executives. (the “Subcommittee”).  The Subcommittee consists solely of directors who qualify as “outside directors” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Board has determined that, other than Mr. Diller, who once served as CEO of Elantec Semiconductor, Inc., now a wholly-owned subsidiary of Intersil, and formerly served as Interim CEO of Intersil, each member of the Compensation Committee qualifies as an “outside director.”

Nominating and Governance Committee—identifies, reviews, evaluates, and recommends potential candidates to serve on the Board, as Chairman, and as members of Committees. In addition, the Nominating and Governance Committee serves as a focal point for communication between such candidates, our Directors who are not members of the Nominating and Governance Committee, and our management. They also monitor, evaluate, and recommend corporate governance guidelines.

The Board’s Role in Risk Oversight. The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial, legal, regulatory, and strategic risks. The Audit Committee of the Board regularly reviews areas of material risk through an ongoing process of Enterprise Risk Management, or ERM, to understand company-wide risk identification, risk management, and risk mitigation strategies. The ERM process reviews areas of material risk at least annually and such reviews are discussed with the Audit Committee on a regular basis. The Chairman of the Audit Committee reports on the discussion during the next full Board meeting. The Board provides management guidance through the ERM process. This process enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. We believe that the practices described above, combined with our current leadership structure, facilitates effective Board oversight of our significant risks.

Stockholder Communications. Parties interested in communicating directly with any of the individual Directors, or the Board as a group, may do so by writing to Investor Relations via e-mail at investor@intersil.com, or by mail to Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035, Attn: Investor Relations. Our policy is to deliver such communications directly to the Board.

Directors’ Compensation and Related Party Transactions.  At the recommendation of the Compensation Committee, effective January 1, 2014, our Board implemented the following annual cash compensation for our non-employee Directors which is payable in quarterly installments:

	Annual Cash Compensation
	Chair	Members
Board Members	$80,000	$50,000
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000

In addition to the above, a meeting fee of $1,000 per meeting will be paid to any Board member attending a Committee meeting where the Committee Chair invites that non-Committee Board member to attend a Committee meeting.

Director compensation is generally reviewed annually. In order to enhance the alignment of interests between Directors and stockholders, Directors are required to own a certain minimum dollar value of Intersil common stock. At the recommendation of the Compensation Committee, effective January 1, 2014, our Board implemented a common stock ownership requirement for non-employee Directors in an amount equal to three times the value of the annual cash retainer, which is currently $150,000, and must be attained by the fifth anniversary of the date of the Director’s initial election to the Board.  Each of our non-employee Directors, who have served on our Board for more than five years, has met this stock ownership requirement.

Effective January 1, 2014, non-employee directors also receive equity compensation as follows:

Annual Grants	Initial Grants for Newly-Elected Directors

Deferred stock units equal in value to $120,000, determined by using the closing share price of Intersil’s common stock on The NASDAQ Stock Market, on the date of grant.  These deferred stock units will generally become vested one year from the date of grant. Annual grants are typically granted the day prior to our Annual Meeting.

1. Deferred stock units equal in value to $75,000, determined by using the closing share price of Intersil’s common stock on The NASDAQ Stock Market, on the date of grant.  These deferred stock units will vest at a rate of 33-1/3% per year.

2. Options to purchase Intersil’s common stock equal in value to $75,000, determined by using a generally accepted method of option valuation, on the date of grant. These stock options will vest at a rate of 33-1/3% per year.

3. Deferred stock units in an amount equal to the Annual Grant, pro-rated for time served as a director during the year of election, with vesting occurring the day prior to the next Annual Meeting.

Directors may elect to defer the receipt of shares that vest under their deferred stock unit awards. Directors are reimbursed for travel expenses incurred while attending Board and Committee meetings. Non-employee directors do not participate in any cash incentive plans, or participate in any pension plan or deferred cash compensation plan. Related party transactions, if any, are reviewed by the Audit Committee. There were no related party transactions during 2015.

Compensation Committee Interlocks and Insider Participation. During 2015, no member of the Compensation Committee, while serving as such, was an officer or employee of Intersil, or any of its subsidiaries, or was formerly an officer of Intersil or any of its subsidiaries, other than Mr. Diller, who was formerly the CEO of Elantec Semiconductor, Inc., an Intersil subsidiary and formerly the Interim CEO of Intersil.  Mr. Diller retired from the Board as of April 23, 2015.  No member of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 or Item 402(j)(3) of Regulation S-K.

Submission of Director Nominations. The Nominating and Governance Committee will consider Director nominees submitted by stockholders in accordance with the procedures set forth in our Restated Bylaws. Those procedures require a stockholder to deliver notice to our Secretary or an Assistant Secretary at our principal executive offices. Delivery generally must be not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If the date of the Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered between 90 and 120 days prior to the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the annual meeting, the 10th day following the public announcement.

Such notice must be in writing and must include:

(i)	the name and address of the nominating stockholder, as they appear in the stockholder listings,
(ii)	the class and number of shares of Intersil stock which are owned beneficially and of record by the nominating stockholder,
(iii)	the nominee’s written consent to being listed in the proxy statement as a nominee and to serving as a director if elected,
(iv)

any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of Directors. Candidates recommended by the stockholders are evaluated on the same basis as other candidates (other than Directors standing for re-election) recommended by our Directors, officers, third party search firms, or other sources, and

(v)

as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination is made, a description of any proxy, contract, agreement, arrangement, or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons in connection with the proposal of such nomination, (I) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profits interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement, or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk, or benefits of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owners with respect to Intersil’s securities, (II) a representation that the stockholder is a holder of record of our stock and entitled to vote at such meeting to bring such nomination before the meeting, and (III) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of our outstanding capital stock required to elect each such nominee and/or (y) otherwise to solicit proxies from stockholders in support of such a proposal.  Such information shall be supplemented by such stockholder and any such beneficial owner promptly, and in no event later than three (3) business days following any change to the information required under such clauses.

Criteria and Diversity. Among the minimum qualifications, skills, and attributes that the Nominating and Governance Committee looks for in nominees are the following:

(a)	integrity, competence, and judgment essential to effective decision-making,
(b)	ability and willingness to commit the necessary time and energy to prepare for, attend, and participate in meetings of the Board and one or more of its standing Committees,
(c)	freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a Director,
(d)	background and experience that complements or supplements the background and experience of our other Board members,
(e)	freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of Intersil, and
(f)

a proven record of accomplishment through demonstrated leadership in business, education, government service, finance, manufacturing, or other relevant experiences that would tend to enhance Board effectiveness.

The evaluation process may include a comprehensive background and reference check, a series of personal interviews with members of the Board and the Nominating and Governance Committee, and a thorough review by the Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. In addition, the Nominating and Governance Committee considers gender, cultural, and geographical diversity in the Director identification and nomination process as described in our Corporate Governance Guidelines. If the Committee determines that a candidate should be nominated for election to the Board, it will present its findings and recommendation to the full Board for approval.

Majority Voting for Directors. In February 2012, our Board amended our Bylaws to provide for a majority voting standard for the election of our Directors in uncontested elections. Previously, our Bylaws were silent as to the voting standard for Directors, and Directors were elected using a plurality standard set forth in the Delaware General Corporation Law. In contested Director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as Directors.  A contested election is one in which the number of Director nominees exceeds the number of Directors to be elected. To be elected in an uncontested election, the votes “for” a Director must exceed the votes “against” (or “withheld” from) the Director. Abstentions and any broker non-votes will have no effect on the election of Directors. If an incumbent Director is not elected and no successor has been elected at the meeting, he or she will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Governance Committee will consider the resignation offer and recommend to the Board whether to accept such offer. The Board will act on the recommendation within 90 days following receipt of the tender. After coming to a decision, the Board will publicly disclose its decision whether to accept the Director’s resignation offer (and the reasons for rejecting the offer, if applicable). If the Board does not accept the resignation, the Director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier resignation, removal, or death. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board. The election of Directors at this Annual Meeting is an uncontested election and thus the majority voting standard applies.

ITEM 1

ELECTION OF DIRECTORS

Directors are elected at each annual meeting and hold office until the election held at the following annual meeting. A majority of the votes of eligible shares present in person or by proxy and actually cast is required for the election of directors. Our Amended and Restated Certificate of Incorporation provides for a Board of not fewer than five and not more than eleven members. The Board currently consists of nine Directors, but will be reduced to seven Directors effective immediately prior to the commencement of the Annual Meeting.

Director candidates are nominated by the Board upon the recommendation of the Nominating and Governance Committee. The Nominating and Governance Committee has recommended the seven nominees listed below, each of whom is currently a Director. Stockholders are also entitled to submit the names of Director candidates for consideration by the Nominating and Governance Committee in accordance with the procedures set forth in our Restated Bylaws and summarized under the heading “Corporate Governance—Submission of Director Nominations.”

The person named on the form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board. Stockholders may cumulate their votes for Directors, and the Director elections are then determined by a majority of the votes cast.

Director Qualifications

Our Director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. Each Director has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of services to Intersil and our Board. Finally, we value their significant experience on other boards of directors.

The following biographies provide a brief description of each nominee’s age, principal occupation, business experience (as of February 23, 2016), and directorships held in other corporations.

Nominees	Positions and Offices Held with Intersil
Donald Macleod	Chairman of the Board
Mercedes Johnson	Director
Sohail Khan	Director
Gregory Lang	Director
Ernest Maddock	Director
Forrest E. Norrod	Director
Necip Sayiner	President, CEO and Director

BUSINESS EXPERIENCE OF DIRECTORS

Donald Macleod, Chairman of the Board.  Mr. Macleod, age 67, has been Chairman of the Board since December 2012.  Mr. Macleod joined our Board as a Director on September 4, 2012.  Mr. Macleod served as President and CEO of National Semiconductor Corporation, an analog semiconductor company, from November 2009 to September 2011, when National Semiconductor was acquired by Texas Instruments Incorporated.  Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming CEO, including Chief Operating Officer and Chief Financial Officer, or CFO.  He served as the Chairman of the Board of National Semiconductor from May 2010 to September 2011.  Mr. Macleod currently serves on the Board of Directors of Broadcom Ltd. (formerly known as Avago Technologies Limited), a global manufacturer of optoelectronics and analog interface components, a position he has held since November 2007.  In February 2014, Mr. Macleod was appointed to the Board of Directors of Knowles Corporation, a global supplier of advanced micro-acoustic solutions and specialty components for the mobile communications, consumer electronics, medical technology, military, aerospace, and industrial end markets. In addition, Mr. Macleod also serves on the Board of Directors of two privately-held companies.  Mr. Macleod’s qualifications to serve as a Director include his more than 30 years of experience in senior management and executive positions in the semiconductor industry (both in Europe and the United States), his experience as a financial executive at a semiconductor company, and as a board member of other publicly traded semiconductor companies.

Mercedes Johnson, Director. Ms. Johnson, age 61, has been a Director since August 2005. From April 1, 2013 through September 22, 2013 she served as the Interim CFO of Intersil. Ms. Johnson was previously the Senior Vice President of Finance and CFO at Avago Technologies from December 2005 until her retirement in August 2008. Prior to her employment with Avago, Ms. Johnson worked for Lam Research Corporation, serving as its Senior Vice President of Finance from June 2004 to January 2005, and as its CFO from April 1997 to May 2004. Ms. Johnson has served as a member of the Board of Directors of Micron Technology, Inc. since June 2005, Juniper Networks since May 2011, and Teradyne, Inc. since July 2014. She also served on the Board of Directors for Storage Technology Corporation from January 2004 until its sale in August 2005. Ms. Johnson’s qualifications to serve as a Director include her experience as a senior financial executive at semiconductor and semiconductor equipment companies, and as a board member of other publicly traded semiconductor companies.

Sohail Khan, Director.  Mr. Khan, age 61, has been a Director since October 2014. He is currently the President and CEO of ViXS Systems Inc. and previously served as the President and CEO of Lilliputian Systems Inc., a fuel cell company from May 2013 through July 2014. From 2007 to 2011, he served as president and CEO of SiGe Semiconductor where he refocused the company on specific core markets, and secured the top market share position in the highly competitive WiFi segment. In 2011, Mr. Khan oversaw the acquisition and integration of SiGe Semiconductor by Skyworks Solutions. Mr. Khan has also held several senior executive positions at Agere Systems and Lucent Technologies. Mr. Khan has served as a member of the Board of Directors of LightPath Technologies since February 2005.  Mr. Khan’s qualifications to serve as a Director include his experience in senior management and executive positions in the semiconductor and technology industries.

Gregory Lang, Director. Mr. Lang, age 52, has been a Director since February 2006. Mr. Lang served from May 2008 through January 15, 2016 as President, CEO and Director of PMC-Sierra, Inc., a company that engaged in the design, development, market, and support of semiconductor solutions for storage, mobile, and optical networks. In March 2008, Mr. Lang resigned his position as President, CEO and Director of Integrated Device Technology Inc., or IDT. Mr. Lang joined IDT as President in October 2001, was appointed CEO in January 2003 and elected to the IDT Board of Directors in September 2003. Prior to joining IDT, Mr. Lang held the position of Vice President and General Manager of Intel Corporation’s platform networking group. Previously he managed Intel’s Ethernet, storage I/O processing, home networking, and broadband businesses. Mr. Lang’s qualifications to serve as a Director include his more than 25 years of experience in the semiconductor industry in positions including CEO, President, Vice President, and General Manager.

Ernest Maddock, Director.  Mr. Maddock, age 57 has been a Director since July 2015.  He is CFO and Vice President of Finance at Micron Technology. Prior to joining Micron in 2015, Mr. Maddock served as CFO at multiple global companies, including Riverbed Technology and Lam Research. His career includes executive experience in manufacturing and supply chain management, global operations, international business, and information technology. He has also held leadership roles at NCR Corporation and Lockheed Corporation. Mr.

Maddock’s qualifications to serve as a Director include his experience in senior management and executive positions in the semiconductor and other technology industries.

Forrest E. Norrod, Director.  Mr. Norrod, age 50, has been a Director at Intersil since October 2014. He has also served as Senior Vice President and General Manager of the Enterprise, Embedded and Semi-Custom, or EESC, business group at AMD since October 2014. From 2009 to 2014 he served as Vice President and General Manager of Dell’s server business, driving the business to market share leadership in several key geographies and markets while delivering consistent revenue and profitability growth. Prior to Dell, Mr. Norrod worked at Cyrix Corporation and National Semiconductor leading the integrated x86 CPU businesses supporting the PC and computer industries.  Mr. Norrod’s qualifications to serve as a Director include his more than 25 years of technology industry experience across a number of engineering and business management roles at both the chip and system level.

Dr. Necip Sayiner, President, CEO and Director.  Dr. Sayiner,  age 50, has served as our President, CEO and Director since March 14, 2013.  Prior to joining Intersil, from September 2005 to April 2012, he served as President and Chief Executive Officer, and Director of Silicon Laboratories, a fabless semiconductor company engaged in the design of analog-intensive, mixed-signal integrated circuits. Prior to joining Silicon Laboratories, Dr. Sayiner held various leadership positions at Agere Systems Inc., which included Executive Vice President and General Manager, Enterprise and Networking Division from August 2004 to September 2005; and Vice President and General Manager, Networking ICs Division from March 2002 to August 2004.  In December 2015, Dr. Sayiner was appointed Chairman of the Semiconductor Industry Association, or SIA.  Prior to this, Dr. Sayiner was Vice Chairman of the SIA from November 2014 – December 2015.  Dr. Sayiner was initially appointed to the Board of the SIA in September 2013. Dr. Sayiner’s qualifications to serve as a Director include his analog IC company management experience, including President, CEO and Director at a publicly traded semiconductor company and his product development and engineering experience.

The Board of Directors recommends that stockholders vote “FOR” each of the nominees listed.

ITEM 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, acting upon the recommendation of the Audit Committee, asks that the stockholders ratify the selection of KPMG LLP, our independent registered public accounting firm since 2006, as Intersil’s independent registered public accounting firm to audit and report upon our financial statements for the 2016 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting in person or by proxy and actually cast.

Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interests of Intersil and our stockholders.

One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT AND OTHER FEES PAID TO KPMG LLP

The aggregate fees incurred by the Company with KPMG LLP for the annual audit and other services for the fiscal year ended 2015 and 2014 were as follows:

	Fiscal Year
	2015 ($)	2014 ($)
Audit fees	1,420,000	1,436,000
Audit-related fees	1,000	19,000
Tax fees	103,000	375,000
All other fees		

Our Audit Committee is responsible for the negotiation and approval of our auditor’s fees.  All of the audit engagements relating to audit services, audit-related services, and non-audit services described above were pre-approved by our Audit Committee in accordance with its Pre-Approval Policy. The policy authorizes the Audit Committee to delegate one or more of its members with pre-approval authority with respect to permitted engagements. Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of KPMG LLP.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP to serve as Intersil’s independent registered public accounting firm for the 2016 fiscal year.

ITEM 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Board of Directors is seeking a non-binding stockholder advisory vote on the compensation of our Named Executive Officers, or NEOs, in 2015 as set forth on the Summary Compensation Table in the Compensation Discussion and Analysis, or CD&A, below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed in the Executive Compensation section, the accompanying tables, and the narrative disclosures of this Proxy Statement.

Results of Prior Annual Meetings.  The Compensation Committee considers your vote when evaluating our compensation programs and practices applicable to our NEOs and in determining future compensation.  At our 2015 Annual Meeting, stockholders representing approximately 97% of our shares voting at such meeting voted in favor of the 2014 compensation of our NEOs, commonly referred to as the Say-on-Pay vote.  At our 2014 Annual Meeting, stockholders representing approximately 69% of our shares voting at such meeting voted in favor of the 2013 compensation of our NEOs.  At our 2013 Annual Meeting, stockholders representing approximately 98% of our shares voting at such meeting voted in favor of the 2012 compensation of our NEOs.

Highlights of our Executive Compensation Program.  Below are some of the changes to our executive compensation program that we have implemented over the past three years to ensure that executive compensation is aligned with our performance.

•	Our equity grants are issued in the form of time-based deferred stock units, or DSUs, and performance-based market stock units, or MSUs. We have not issued stock options to NEOs since April 2012.

•

In 2013, our MSU Program was modified such that the peer comparisons for total stockholder return, or TSR, are now based on the S&P Semiconductor Select Index rather than a smaller and finite group of company selected peers. In 2015, we continued the practice of ensuring that at least 50% of our NEOs’ annual equity grants are performance-based. Also, in 2015, the total equity grants, which include performance-based grants at target, were granted at a level that corresponded to approximately the 60th percentile of the market data.

•

Annually, we review and modify, as appropriate, our peer group of companies to ensure the companies in aggregate are sized more closely to us; however, we continue to believe that some of the larger peer companies in our compensation peer group need to be included as we tend to compete with these companies for executive talent, as well as in the markets we serve.

•

Our short-term incentive program continues to align employee compensation with our financial goals and emphasizes our pay for performance philosophy.  In addition, this incentive program provides greater visibility and transparency to our stockholders on our incentive compensation practices.

•

We periodically reach out to our stockholders to seek detailed feedback regarding our executive compensation program and engage in discussions regarding any potential concerns.  Our Compensation Committee carefully considers this feedback when making decisions regarding executive compensation.

•

During 2015, members of our Compensation Committee spent considerable time reviewing our compensation components, including examining benchmark data, and compensation practices with Radford, the Compensation Committee’s independent compensation consultant.

Our compensation program is designed to pay our NEOs for performance. As described in the CD&A, our compensation program for our NEOs is heavily weighted toward “at-risk” performance-based pay.  Approximately 50% of our CEO’s new hire equity grant in 2013 and his on-going annual equity grants are performance-based and thus are deemed to be “at risk” since the grants are tied to performance metrics.  In addition, approximately 50% of our other NEOs’ on-going annual equity grants are performance-based and thus are deemed “at risk” since they are earned only if we outperform a specified percentage of our peers in TSR.  Further, our NEOs short-term quarterly cash bonuses are performance-based since payment is made only if we achieve certain financial targets established as part of our annual operating plan.  For our 2015 equity grants, we issued time-based DSUs and performance-based MSUs which, when combined, equaled approximately the 60th percentile of the market data if performance-based MSUs pay out at target.  Under our MSU Program, our TSR performance has to meet the 25th percentile of peer performance as a minimum threshold, and our TSR performance has to meet the 50th percentile of peer performance for target level payout.  In addition, as described in the CD&A, our NEOs’ 2015 cash incentives were largely based on our adjusted or non-GAAP operating margin, non-GAAP gross margin, and revenue, because we believe that these three financial metrics are important factors in the creation of stockholder value.  Consistent with our emphasis on performance-based compensation, none of our NEOs received discretionary bonuses in 2015.

Our compensation program is designed to align our NEOs’ interests with our stockholders’ interests. Equity awards granted to our NEOs comprise a substantial portion of their annual compensation. Performance-based equity grants, in the form of MSUs, are generally subject to cliff vest at three years from the date of grant. Time-based equity, in the form of DSUs, Restricted Stock Units, or RSUs, are generally subject to vesting over a period of four years.  We believe that these multi-year vesting periods help align the interests of our NEOs with those of our stockholders because a substantial portion of their compensation is tied to our long-term success.  Moreover, our CEO and CFO are required to maintain certain levels of ownership of our stock as described in the CD&A.

Our compensation program is designed to be fair and competitive. Our Compensation Committee is responsible for establishing the compensation of our NEOs. In addition, our Compensation Committee retains an independent compensation consultant to advise it on competitive market practices and other areas of NEO compensation. We generally benchmark our compensation against our peer companies to ensure our compensation program is fair and competitive.

Based on the foregoing, the Board recommends that our stockholders approve the following resolution, or the Executive Compensation Resolution:

RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.

The Board of Directors recommends that stockholders vote “FOR” approval of the Executive Compensation Resolution.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The stockholder meeting for the next fiscal year will be held on or about April 20, 2017. Stockholders wishing to have a proposal included in our 2017 Proxy Statement must submit the proposal so that our Secretary receives it no later than November 6, 2016, which is 120 days prior to the first anniversary of the date this Proxy Statement was released to stockholders. The SEC rules set forth standards describing which stockholder proposals are required to be included in a proxy statement.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described above) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit our management to vote proxies in our discretion if (a) we receive notice of the proposal before the close of business on January 28, 2017 and we advise stockholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on January 28, 2017. Notices of intention to present proposals at the 2017 Annual Meeting should be addressed to Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035, Attention: Vice President, General Counsel & Secretary.

AUDIT COMMITTEE REPORT

Report of the Audit Committee to the Full Board of Directors of Intersil Corporation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints our independent registered public accounting firm, which reports directly to the Audit Committee, to audit our financial statements. The Audit Committee consults with, and reviews recommendations made by, the independent registered public accounting firm with respect to our financial statements, financial records, and financial controls and makes recommendations to the Board as it deems appropriate from time to time. Pre-approving both audit and non-audit engagements with the independent registered public accounting firm is also the responsibility of the Audit Committee. The Board adopted a written charter setting forth the responsibilities of the Audit Committee and this report is made pursuant to that charter.

The Audit Committee oversees our financial reporting process on behalf of the Board. Our management is responsible for the financial reporting process including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on whether those financial statements conform with the accounting principles generally accepted in the United States. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In 2015, the Audit Committee held five (5) meetings and took no actions by unanimous written consent.  In addition, the Audit Committee met with management periodically during 2015 to consider the adequacy of our internal controls, and discussed these matters and the overall scope and plans for the audit with KPMG LLP, our independent registered public accounting firm during that time period. The Audit Committee also discussed with senior management and KPMG LLP our disclosure controls and procedures and the certifications by our CEO and CFO, which are required by the SEC.

The Audit Committee established procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2015 Annual Report on Form 10-K with our management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KPMG LLP its judgments as to the quality, in addition to the acceptability, of our accounting principles and other matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed pursuant to the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 “Communications with Audit Committees.” The Audit Committee has received the written disclosures, as well as a letter from KPMG LLP as required by the applicable requirements of the PCAOB, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee reviewed auditor independence with KPMG LLP, including the compatibility and effect on KPMG LLP’s independence of non-audit services performed by KPMG LLP for us.

The Audit Committee discussed with KPMG LLP the overall scope and plans for KPMG LLP’s audit. The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of KPMG LLP’s examination, KPMG LLP’s evaluation of our internal controls, and the overall quality of our financial reporting.

In reliance on the results of the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2016 for filing with the SEC.

The Audit Committee has appointed the firm of KPMG LLP, an independent registered public accounting firm, to audit and report upon our financial statements for the fiscal year ending December 30, 2016. We are requesting stockholder ratification of the appointment of KPMG LLP. In appointing KPMG LLP as our auditors for 2016, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

AUDIT COMMITTEE

Jan Peeters, Committee Chair
Sohail Khan
Donald Macleod
Ernest Maddock

EXECUTIVE OFFICERS AND KEY EMPLOYEES

As of January 1, 2016, our executive officers and key employees were as follows:

Dr. Necip Sayiner, President, CEO and Director. Dr. Sayiner is described above as a nominee for Director.

Richard Crowley, Senior Vice President,  CFO and Treasurer.  Mr. Crowley, age 59, has served as our Senior Vice President and Chief Financial Officer, or CFO, since September 23, 2013 and as Treasurer since April 2015. Prior to joining Intersil, he was Senior Vice President of Finance and CFO for Integrated Device Technology from October 2008 to September 2013, where he drove major restructuring efforts to improve operating results. Prior to joining IDT, Mr. Crowley was the Vice President of Finance and CFO for Micrel Incorporated from September 1999 to September 2008, where he played a key role in improving profitability and the company’s capital structure.  He also served as Vice President and CFO at Vantis Corporation from December 1998 to August 1999.  Prior to this, Mr. Crowley served as Vice President, Corporate Controller and Chief Accounting Officer at National Semiconductor Corporation from October 1995 to November 1998.  In addition, Mr. Crowley held various finance management positions during his tenure at National Semiconductor which began in 1980.

Andrew Micallef, Senior Vice President, Worldwide Operations.  Mr. Micallef, age 50, has served as our Senior Vice President, Worldwide Operations since January 26, 2015. From July 2010 to January 2015, he served as the Vice President of Customer Engineering and Operations at Audience, Inc., a fabless semiconductor and software designer, where he oversaw all applications engineering, manufacturing, procurement, supply chain management, quality control, product engineering, and facilities. Prior to Audience, he served as Executive Vice President of Worldwide Manufacturing and Operations at LSI Corporation, assuming this role through LSI's acquisition of Agere Systems in 2007 until February 2010. At Agere he was also responsible for global operations. Prior to that, Mr. Micallef held several finance and operations positions at Fujitsu-ICL Systems, and also IBM. He began his career at General Dynamics, where he worked as a mechanical and fluid systems design engineer.

Thomas C. Tokos, Senior Vice President, General Counsel.  Mr. Tokos, age 63, served as a Senior Vice President of the Company from November 10, 2015 until his retirement on December 31, 2015.  He served as our Senior Vice President, General Counsel and Secretary from September 13, 2008 through November 9, 2015. From May 27, 2003 to September 12, 2008, he served as Intersil’s Vice President, General Counsel and Secretary. Previously, Mr. Tokos served as general counsel to semiconductor and technology companies and as an attorney with private law firms.

Roger Wendelken, Senior Vice President, Worldwide Sales.  Mr. Wendelken, age 49, has served as our Senior Vice President, Worldwide Sales since October 14, 2013.  Prior to joining Intersil, he was the Senior Vice President, Worldwide Sales for Volex Corporation from January 2013 to October 2013.  Prior to this, Mr. Wendelken served as Senior Vice President, Worldwide Sales for Standard Microsystems Corporation, or SMSC, from June 2009 to August 2012, where he led the global sales organization building a presence in a variety of competitive consumer, industrial, and automotive markets for SMSC before it was acquired by Microchip in August 2012.   Mr. Wendelken also served as Vice President of Worldwide Sales at Applied Micro Circuits Corporation from May 2006 to May 2009 and Vice President of Worldwide Sales at Marvell Semiconductor from September 2003 to March 2006.  Prior to this, Mr. Wendelken held sales management roles at various technology companies from June 1994 to March 2000.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis, or CD&A, provides an overview of our executive compensation programs, describes the material factors underlying our 2015 compensation provided to our NEOs, and provides greater clarity to the information presented in the tables which follow this CD&A. This CD&A contains statements regarding certain performance targets and goals we have used or may use to determine appropriate compensation. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Our executive compensation program is designed to motivate and retain our officers to increase stockholder value and balance short-term and long-term performance. We accomplish this goal by employing a “pay-for-performance” approach to the compensation of our NEOs. As a result, a significant portion of the compensation of our NEOs is “at-risk,” as their compensation is specifically dependent upon our short-term and long-term performance.  The compensation elements deemed to be “at-risk” are performance-based MSUs since they are earned only if we outperform a specified percentage of our peers in TSR, and short-term quarterly cash bonuses since payment is made only if we achieve certain non-GAAP operating margin, non-GAAP gross margin, or revenue targets, or meet certain management business objectives.

In addition to performance, the Compensation Committee places an emphasis on retention. Equity-based awards granted to our NEOs generally have a vesting period of three to four years, and thus serve as a valuable retention tool, while also tying a substantial portion of our NEOs’ compensation to our long-term success. The Compensation Committee has also established stock ownership guidelines for our CEO and CFO to align their financial interests to those of our stockholders.

During 2015, the Compensation Committee engaged Radford, an Aon Hewitt Company, or Radford, as an independent compensation consultant to provide non-biased advice regarding executive compensation. In addition, in setting NEO compensation, the Compensation Committee reviews compensation information from peer companies as well as other companies that compete with us for talent. Generally, base salary is targeted at or near the 50th percentile of our peer group, total cash compensation is targeted at or near the 60th percentile of our peer group, and overall equity compensation is targeted at or near the 60th percentile of our peer group.  The Compensation Committee believes that providing compensation based on the above relative to our peer group is appropriate and allows us to attract and retain the talent necessary to execute our business plans and achieve our goals.

Below is a description, purpose, and expected performance relationship of the primary elements of NEO compensation. This table is a summary description and should be reviewed in conjunction with the remainder of this CD&A.

Compensation Type	Purpose and Value	Performance Relationship
Short-Term Compensation:
Base Salary	To provide a competitive source of income throughout the year.	Merit-based increases in base salary are provided in recognition of individual performance and contributions to our success.
Quarterly Cash Bonuses

To motivate and reward for achieving non-GAAP financial performance goals. The use of quarterly performance periods focuses the NEOs on achieving the desired operating margin, gross margin, or revenue performance goals.

Quarterly cash bonuses are provided under our Executive Incentive Plan, or EIP, only if minimum levels of performance are attained during the relevant quarterly performance period.

Targets under our EIP are not set each quarter but are established as part of our annual operating plan.

Long-Term Compensation:
Performance-Based Market Stock Units, or MSUs	To retain and motivate executives to outperform the average TSR of our peer companies.	MSUs were granted in 2015. In order for executives to receive a 100% MSU payout, our TSR must be at or above the 50th percentile of our peer group of companies. The 2015 MSUs will vest in 2018.
Deferred Stock Units, or DSUs	To retain and motivate executives to increase stockholder value.

Because each DSU has a value equal to one share of our Common Stock, the value of an award will increase after grant only if stockholder value is created.  Similarly, if our stock price decreases after grant, the value of the award will also decrease.

Below are some actions we have taken in the last three years to ensure that executive compensation is aligned with our performance and is consistent with the Compensation Committee’s executive compensation philosophy.

•	Our equity grants are issued in the form of time-based Deferred Stock Units, or DSUs, and performance-based Market Stock Units, or MSUs. We have not issued stock options to NEOs since April 2012.

•

In 2015, we continued the practice of ensuring at least 50% of our NEOs’ annual equity grants are performance-based. Also, in 2015, the total equity grants, which include performance grants at target, were granted at a level that corresponded to approximately the 60th percentile of the market data.

•

Annually, we review and modify, as appropriate, our peer group of companies to ensure the companies, in the aggregate, are sized more closely to us; however, we continue to believe that some of the larger peer companies in our compensation peer group need to be included as we tend to compete with these companies for executive talent, as well as in the markets we serve.

•

Our short term incentive program continues to align employee compensation with financial goals and emphasizes our pay for performance philosophy, and gives greater visibility and transparency to our stockholders on our incentive compensation practices.

•	We periodically reach out to our stockholders to seek detailed feedback regarding our executive compensation program and engage in discussions regarding any potential concerns. Our 18

Compensation Committee carefully considers this feedback when making decisions regarding executive compensation.

•

During 2015, members of our Compensation Committee spent considerable time reviewing our compensation components, including examining benchmark data and compensation practices with Radford, the Compensation Committee’s independent compensation consultant.

We pay careful attention to any feedback we receive from our stockholders pertaining to our executive compensation program and continually analyze our pay structure to ensure it appropriately aligns with our performance and is competitive within the industry.

Compensation Committee Consideration of 2015 Stockholder Vote on Executive Compensation

In determining and approving the compensation of our NEOs, the Compensation Committee monitors the results of our annual advisory vote on executive compensation. At our 2015 Annual Meeting of Stockholders, approximately 97% of the shares that were voted approved the advisory vote on our NEOs’ 2014 compensation, which is commonly referred to as the “Say-on-Pay” vote.  Although this vote is non-binding, the Compensation Committee viewed this endorsement of our executive compensation decisions and policies as an additional factor supporting the Compensation Committee’s conclusion that our current approach to executive compensation has been successful.

Role of Compensation Committee

The Compensation Committee:

•	reviews and approves our executive compensation philosophy;
•	establishes, oversees, and directs our executive compensation programs and policies;
•	reviews and approves the salary and other compensation (such as incentive pay) of our officers and other key executives (including the NEOs); and
•	administers our Amended and Restated 2008 Equity Compensation Plan and our Executive Incentive Plan.

In determining the forms and amount of compensation to be provided to our executive officers, the Compensation Committee seeks to align executive compensation with our financial performance in order to enhance stockholder value. The Compensation Committee also considers our overall business plan (which is approved on an annual basis by the Board) in setting our NEOs’ compensation to ensure that our compensation practices and policies remain consistent with our business goals. At the end of 2015, the Compensation Committee members consisted of Messrs. Lang, Macleod, Norrod, and Urry.  The full background of each member of the Compensation Committee can be found under the “Business Experience of Directors” section.

In 2015, the Compensation Committee retained Radford to act as an independent compensation advisor. Radford reported directly to the Compensation Committee and assisted the Compensation Committee in evaluating and designing our executive and director compensation and equity programs.  Radford also assists the Compensation Committee by evaluating compensation data, and by making recommendations to the Compensation Committee on such proposals.  In addition, Radford was engaged to assist in determining our peer group of companies, provide and analyze market data, advice regarding executive and director compensation plan design, and conduct risk assessments of our executive compensation program. In connection with its work for the Compensation Committee, Radford was invited to attend the Compensation Committee’s meetings and, upon request of the Compensation Committee, attend executive sessions with the Compensation Committee in which no member of management was present.  Radford provided an independence letter to the Compensation Committee stating that they meet the independence standards prescribed by the Securities and Exchange Commission, or SEC, and Nasdaq for all work performed for the Compensation Committee during 2015.  The Compensation Committee, based upon its own assessment, determined that Radford was independent under the applicable SEC regulations and Nasdaq rules.  The Compensation Committee believes that Radford provides valuable data on executive compensation by leveraging its extensive database and significant industry expertise. Through Radford’s services, the Compensation Committee is able to not only compare its practices with the high technology industry, but can specifically use their data and expertise to compare its compensation practices with an identified list of peer semiconductor industry companies.

In 2015, the Compensation Committee held six (6) meetings and acted by unanimous written consent five (5) times. Generally, the management team, consisting of the Senior Vice President of Human Resources, the Director of Compensation and Benefits, and the CEO, reviews data from Radford and prepares recommendations for the Compensation Committee related to cash and equity compensation for the NEOs, other than the CEO, and in some cases, other executives. The Compensation Committee, the management team, and Radford then meet to discuss these recommendations and other specific compensation issues.  Final decisions on compensation matters are then made by the Compensation Committee with Radford, its independent advisor, participating in the discussion, or, in cases involving our CEO, by the Board, without the participation of management.

The Compensation Committee, at times, met in executive session without the management team. Radford was generally present at these executive sessions to provide independent guidance on any material or data presented, including advice on decisions, guidance on executive compensation trends, or interpretation of data. The Compensation Committee also met regularly with Radford and key executives, such as the Senior Vice President of Human Resources and the Director of Compensation and Benefits, to review best practices and marketplace trends in order to remain informed regarding compensation issues, and to review recommendations from Radford and/or management regarding compensation and equity for executives and other employees. In addition, each year, the management team works with the Chairman of the Compensation Committee to develop a full compensation agenda for the following year for consideration by the Compensation Committee.

Compensation Philosophy and Objectives

Our compensation philosophy consists of developing programs and practices that:

(i)	attract and retain exceptional executives;
(ii)	motivate and reward behavior consistent with our values that will yield desired financial results;
(iii)	maximize stockholder value by emphasizing both the short-term and long-term focus of the business;
(iv)	are highly responsive to our performance; and
(v)	facilitate congruence between stockholder interests and employee interests through ownership of the common stock.

Consistent with this philosophy, the Compensation Committee believes that a substantial percentage of our NEOs’ compensation should be in the form of incentive compensation and long-term equity awards that are tied directly to performance and the value of our common stock. The Compensation Committee believes that tying the NEOs’ compensation to our performance will better align the interests of the NEOs with our stockholders.

Compensation Analysis

The Compensation Committee engages in market analysis to determine appropriate compensation in our industry. In determining appropriate compensation, the Compensation Committee, with input from Radford, used a comparative framework to identify peer companies and utilize data sources to assess job levels and compensation programs and practices. This framework draws information primarily from the semiconductor industry, but also considers a broader base from the overall high technology industry. The information utilized in making these determinations is provided by Radford through its extensive survey network, as well as from public filings of peer companies regarding executive pay. The following factors are used by the Compensation Committee to establish an appropriate group of peer companies within our industry in comparing compensation, benefits, and equity information:

(i) company revenue (typically considering companies in the $300 million – $2.0 billion range);
(ii) company size (typically 500 – 4,000 employees);
(iii) company products (preliminary business is to design and manufacture semiconductor components); and

(iv) talent competition.

The aforementioned criteria was designed to identify companies that are similar in revenue and employee population with us and that would typically compete for talent with us, making them appropriate for measuring compensation practices. In 2015, our peer group included the following companies:

Cirrus Logic	Maxim Integrated Products	PMC-Sierra
Cypress Semiconductor	Micrel	Power Integrations
Fairchild Semiconductor	Microchip Technology	Semtech
Integrated Device Technology	Microsemi	Silicon Laboratories
Linear Technology	Monolithic Power Systems	Skyworks Solutions

Note:  In May 2015, Micrel was acquired by Microchip Technology.

Compensation Components

We utilize three main components to compensation: base pay, cash incentive pay, and equity compensation. Our philosophy is to pay base salary at approximately the 50th percentile of market and approximately the 60th percentile of market for total cash earning opportunities when individual and company performance meets or exceeds specified targets. We believe this strengthens our ability to attract and retain talent from both larger and smaller peer companies. This philosophy is applied consistently to executives and non-executives alike. In addition to comparing compensation to our peer group, an individual’s incentive and equity compensation is based upon individual and company performance for a defined performance period, as explained below.

Base Salary

The annual base salaries are set at levels designed to provide the NEOs with a competitive source of income throughout the year, while recognizing that a substantial portion of their compensation will be contingent on performance, generally in the form of quarterly and annual cash incentives and equity-based awards. Dr. Sayiner’s base salary was determined by the Compensation Committee taking into consideration benchmark data of our peer group of companies as well as input from Radford, the Compensation Committee’s independent compensation consultant.  Base salaries of other NEOs are recommended by our CEO, then reviewed and approved annually by the Compensation Committee and may be adjusted in accordance with the following:

•	Base salary data provided by Radford regarding our defined peer group and our industry.
•	Internal review performed by the Senior Vice President of Human Resources and CEO and presented to the Compensation Committee both individually and relative to our other executives.
•	Individual performance of the executive, expected future contributions, and the scope and nature of responsibilities.

Base salaries for our NEOs were increased in 2015 as shown below:

NEO	Percent Increase	Beginning	Ending
Necip Sayiner	6.3%	$640,000	$680,000
Richard Crowley	3.0%	$370,000	$381,000
Andrew Micallef[1]	n/a	$340,000	$340,000
Thomas C. Tokos	2.0%	$322,000	$328,500
Roger Wendelken	4.0%	$347,000	$361,000

                [1] Mr. Micallef joined Intersil on January 26, 2015, thus, no adjustment in base salary was made.

Short-Term Cash Incentive

Our compensation philosophy supports that a substantial portion of the NEOs’ annual compensation should be tied to our financial results in order to reward only exceptional individual performance and overall company success. Cash incentive compensation for NEOs is delivered through our Executive Incentive Plan, or EIP.

In 2015, we utilized a performance-based quarterly cash incentive plan based upon several factors depending on the individual NEOs’ position.  The table below illustrates how each NEOs’ incentive is calculated:

	Corporate Metrics (% of Target)			Individual Metrics	Total
Position	Revenue	Non-GAAP Operating Margin	Non-GAAP Gross Margin	Management Business Objectives (“MBOs”)
President and CEO	50.0%	50.0%			100.0%
SVP, CFO and Treasurer	33.3%	33.3%		33.3%	100.0%
SVP, Worldwide Sales	33.3%		33.3%	33.3%	100.0%
SVP, Worldwide Operations	33.3%		33.3%	33.3%	100.0%
SVP, General Counsel	33.3%	33.3%		33.3%	100.0%
	Payout Quarterly			Payout Annually

Incentive payouts in 2015 were based upon performance measured against goals using the following financial metrics:  Revenue, Non-GAAP Operating Margin or Non-GAAP Gross Margin. For all NEOs, except our CEO, incentives are also based on other objectively determinable non-financial management business objectives.  Non-GAAP operating margin is non-GAAP operating income divided by revenue.  Non-GAAP Operating Income is based on GAAP operating income and excludes amortization of purchased intangibles, costs associated with restructuring, asset impairment charges, acquisition-related expenses, equity-based compensation, significant unforeseen legal costs or settlements, and other adjustments deemed appropriate by the Compensation Committee.  In 2015, the maximum payout possible for each executive was 175% of target.

Management Business Objectives, or MBOs. As described above, each NEO also had other objectively determinable non-financial management business objectives. The CEO works with each NEO to develop challenging MBOs taking into consideration our annual operating plan, or AOP, which is approved by the Board.  In 2015, no NEO received the full payout on the MBO portion of their incentive.  Specific MBOs included  metrics such as revenue growth year over year (whole company and product line specific), design wins, new product development, reduction of expenses, product quality improvements, product release timelines, process improvements, and recruiting/retention statistics.

The table below shows each NEOs’ target and maximum bonus opportunity for 2015, as well as the amount of the incentive payout earned by each NEO in 2015. These bonuses are listed in the Summary Compensation Table, under the column entitled “Non-Equity Incentive Plan Compensation”.

NEO	2015 Target/Maximum Incentive	2015 Incentive Payout
Necip Sayiner	$850,000 / $1,487,500	$482,081
Richard Crowley	$285,750 / $500,063	$175,711
Andrew Micallef	$255,000 / $446,250	$155,953
Thomas C. Tokos	$197,100 / $344,925	$122,919
Roger Wendelken	$270,750 / $473,813	$174,884

Total Cash Compensation.  Our philosophy is to target executive cash compensation at approximately the 50th percentile of market for base salary and at approximately the 60th percentile of market for target total cash compensation. In 2015, our NEOs received base pay at an average of approximately the 55th percentile of market and target total cash compensation at an average of approximately the 60th percentile of market. We expect to continue with this general philosophy for base salary and total cash compensation in 2016. The Compensation Committee believes that providing base salary and total cash compensation within this range relative to our peer group will allow us to attract and retain the talent necessary to execute our business plans and achieve our goals.

Equity Compensation

Our equity compensation philosophy takes into account factors such as employee participation rate, performance, and retention. Equity compensation is distributed to a majority of our exempt employees and to a limited number of non-exempt employees. Grants of equity-based awards are intended to reward performance, and as a result, emphasis is placed on distributing the appropriate amount of grants to individuals who can have a direct impact on our performance. During the annual review of executive compensation, the Compensation Committee reviews the mix of time-based and performance-based equity.  In 2015, the Compensation Committee used a mix of performance-based and time-based equity awards for executive officers.

We believe that long-term performance is supported through an equity ownership culture that utilizes performance-based and time-based full value awards to encourage sustained performance by executive officers, as well as to ensure that their long-term interests are aligned with those of our stockholders. Our equity compensation program for our NEOs is a combination of time-based DSUs, performance-based MSUs, and time-based RSUs, all of which are granted under our Amended and Restated 2008 Equity Compensation Plan. From time to time, the Compensation Committee considers alternative measures that best align pay-for-performance and strategic objectives.

The Compensation Committee authorizes the issuance of equity grants and awards under our Amended and Restated 2008 Equity Compensation Plan. Similar to base salary considerations, the Compensation Committee considers market data, as well as each NEOs’ overall equity compensation position, existing long-term incentives, retention, and performance, when determining the number of equity awards to grant to an NEO. Generally, in 2015, we delivered a combination of time-based and performance-based equity compensation to executives at approximately the 60th percentile versus the peer group and overall industry market described above. Performance-based awards are not paid out unless we meet certain performance metrics.  The maximum equity award opportunity for 2015 will be earned only if we outperform a substantial majority (90%) of our peer group, have positive TSR for the performance period, and have an average closing stock price at or above $25.00 per share in the 90 calendar days prior to the vesting of the awards.  The Compensation Committee believes that granting time-based and performance-based equity awards within this range relative to our peer group will allow us to attract and retain the talent necessary to execute our business plans and achieve our goals.

Timing of awards—The NEOs’ annual grants are typically awarded at the same time that annual grants are distributed to all eligible employees, unless the award is connected to another significant event such as new hire, recognition, retention, promotion, or contractual agreement. Annual grants for all employees are awarded during our annual performance management and salary review cycle which typically occurs in the March/April timeframe.

Executive Ownership Requirements—The Compensation Committee has established minimum ownership requirements for certain senior executives. The ownership requirements, expressed as a multiple of base salary, are shown in the table below. Executive ownership is calculated using the fair value of full value awards granted (vested and unvested) and the greater of the cost basis or current value of shares purchased through option exercise, our employee stock purchase plan, or in the open market, and “in the money” value of vested, unexercised options. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned.

Position	Multiple of Base Salary	Time to Attain
CEO	3X	2018
CFO	1X	2018

In order to further ensure that the financial interests of the NEOs are aligned with the interests of stockholders, we prohibit NEOs and certain other employees from taking a short position in our stock. In addition, unless permitted under the terms of a Rule 10b5-1 trading plan approved by the Board, NEOs are subject to trading restrictions during periods beginning on the 15th day of the third month of a fiscal quarter and ending on the third trading day following the scheduled earnings announcement for that fiscal quarter and during specified blackout periods surrounding unscheduled material announcements.

Time-Based DSUs—Time-based DSUs typically vest annually at 25% per year beginning on the first anniversary of the date of grant and become fully vested in four years subject to continued employment on each vesting date. The use of time-based DSUs has been incorporated into our overall equity compensation philosophy and practices for executives.

The following table indicates time-based DSU awards issued to our NEOs in 2015:

NEO	2015 DSU Awards
Necip Sayiner	122,927
Richard Crowley	34,146
Andrew Micallef	48,439
Thomas C. Tokos	14,941
Roger Wendelken	29,366

Recipients may elect to defer receipt of the common stock represented by the DSU award for a deferral period, subject to the terms and conditions of the award. Dividend equivalents will accrue during the vesting and/or deferral period and are paid out following the vesting date or the expiration of the deferral period (if applicable).

MSU Program —The MSU Program is based upon our TSR compared to the TSR of companies in the S&P Semiconductor Select Index, thus, the amount of equity awarded will be based upon our total stockholder return compared to the total stockholder return of our peers. We believe this program closely aligns the interests of our stockholders and our management team, given that management will only be rewarded for performance that results in an increase in our stock price or significantly better performance than our peers.

For 2015, our MSU Program is structured so that if our TSR performance, as compared to the performance of our peer group (as defined as the S&P Semiconductor Select Index), is at the 50th percentile of the peer group in order for there to be a 100% payout as outlined in the following TSR payout matrix:

Percentile Rank	Payout	X	Equity Upside	Multiplier
90th	200%		Average stock price is at or above $25.00 and relative TSR is at or above the 75th percentile	1.5x
75th	150%
50th	100%
25th	50%
Below 25th	0%
No TSR Threshold

If Intersil TSR is <0% payout is capped at 100%, regardless of Intersil percentile ranking.

Results will be linearly interpolated within the payout grid.

The following table indicates performance-based MSU awards granted to our NEOs in 2015.  The 2015 MSUs will vest 100% on April 1, 2018, subject to continued employment and the attainment of specific performance goals for that year.  The measurement period for the 2015 MSU awards is three years and performance is evaluated as of April 1, 2018. Performance is measured based upon a 90-day average stock price for the three months preceding the beginning of the performance period compared to the 90-day average stock price for the three months ending on April 1, 2018.

NEO	2015 MSU AWARDS
Necip Sayiner	127,944
Richard Crowley	35,540
Andrew Micallef	48,920
Thomas C. Tokos	15,547
Roger Wendelken	30,564

In 2013, Dr. Sayiner entered into an employment agreement, or the CEO Employment Agreement, with us providing, among other things, that he was to receive a new-hire grant of 433,000 performance-based market stock units, or his Initial MSU Grant.  Pursuant to the CEO Employment Agreement, the Initial MSU Grant was to provide for a pro rata payout of between zero and 866,000 shares of the Company’s common stock if the our TSR over the following three years ranked between the 25th and 90th percentile relative to the TSR performance of the S&P Semiconductor Select Index industry peer group.  No payout would be made for our TSR performance below the 25th percentile and a payout of 866,000 shares of common stock would be made for our TSR performance at or above the 90th percentile.  When Dr. Sayiner’s Initial MSU Grant was subsequently issued, its terms and conditions expressly provided that it was subject to the terms and conditions of our Amended and Restated 2008 Equity Compensation Plan which, at the time, included a provision limiting annual grants to 666,667 shares of the Company common stock.  Under the applicable MSU plan structure, a payout of 666,667 shares would correspond to TSR performance in the 76.2 percentile of the peer group.  Therefore, under the terms of the Initial MSU Grant, we would be unable to compensate Dr. Sayiner for our TSR performance exceeding the 76.2 percentile as contractually required under the CEO Employment Agreement.  In order to remedy this situation, in August 2014 we issued Dr. Sayiner a supplemental MSU grant of 99,667 performance-based market stock units having the same performance period as the Initial MSU Grant and paying out at 99,667 shares of common stock for performance at the 83.1 percentile, or the Supplemental MSU Grant.  Pursuant to the terms of the Supplemental MSU Grant, for our TSR performance at or below the 76.2 percentile, Dr. Sayiner will receive no payout under the Supplemental MSU Grant. For performance between the 76.2 percentile and the 90th percentile, Dr. Sayiner would receive a pro rata payout of between zero and 199,334 shares of common stock. For performance above the 90th percentile, Dr. Sayiner’s payout will be capped at 199,334 shares. Accordingly, the sum of Dr. Sayiner’s payouts, if any, under the Initial MSU Grant and the Supplemental MSU Grant for any TSR performance will equal the MSU payout required under the CEO Employment Agreement.

Equity Run Rate—The Compensation Committee regularly reviews both the gross and the net run rate for equity compared to both our peer group and the broader industry practices when reviewing recommendations for the annual stock pool to be distributed to employees. Run rate is defined by total shares granted divided by total shares outstanding.

Other Compensation

Executive Perquisites—In 2013, after reviewing our total executive compensation package, we streamlined the package by removing executive perquisites consisting of (1) tax preparation services, and (2) executive physicals.

401(k)—In 2015, the NEOs were eligible to participate in the Intersil Corporation Retirement Plan, or 401(k) Plan. All eligible Intersil employees may begin participation in the 401(k) Plan on their first day of employment. For employees who reach their one-year anniversary, we match 100% of contributions on the first 6% of compensation deferred under the 401(k) Plan. Matching contributions are subject to a five-year vesting schedule based upon an individual’s tenure at Intersil. The 401(k) Plan also has an after-tax provision for all employees that allows additional after-tax dollars to be contributed to the 401(k) Plan.

Non-Qualified Deferred Compensation Plan—We have made available certain non-qualified deferred compensation plans, or DCPs, which allow our executives and directors who earn compensation greater than $150,000 per year to defer up to 100% of their base salary and up to 100% of their cash incentive bonus on a pre-tax basis. Effective January 1, 2008, we adopted the Intersil Corporation Deferred Compensation Plan, or the Deferral Plan, which provides benefits that are substantially similar to the deferred compensation plan previously in effect. Upon enrollment, participants select from a number of investment choices selected by our Retirement Committee, and the investment performance of the selected funds, net of fees, is thereafter credited to the participant’s account. Under the Deferral Plan, we have the option to make discretionary contributions to the accounts of the participants which shall vest on such schedule as the Compensation Committee may determine at the time such contributions are made.  As of January 1, 2016, none of our NEOs were participants in any of our DCPs; as a result, we did not make any discretionary contributions to the Deferral Plan on behalf of any NEO in 2015.

Benefits under the DCPs (other than the Deferral Plan) will be paid no earlier than the month following the participant’s termination or retirement subject to any requirement of Section 409A of the U.S. Internal Revenue Code. However, our Retirement Committee can, in its sole discretion, pay the benefit earlier in the event of an unforeseen financial hardship. Benefits can be received in a lump sum or annual installments as elected by the participant. In the event of death, the benefits will be paid as soon as practical to the participant’s beneficiary.  Under the Deferral Plan, participants can elect to receive in-service distributions no earlier than two years from the beginning of the plan year in which deferrals are made. Subject to Section 409A, participants can also elect to receive payment in the event of termination, death, or a change in control of the Company.

Employment and Change in Control Agreements

Dr. Necip Sayiner— On March 11, 2013, we entered into the CEO Employment Agreement with Dr. Sayiner and announced that Dr. Sayiner had been appointed President and CEO of Intersil and elected as a member of Intersil’s Board of Directors, effective March 14, 2013.  Dr. Sayiner replaced James Diller, who had been serving as Intersil’s Interim President and CEO.  Dr. Sayiner is considered an “at will” employee pursuant to the terms of his CEO Employment Agreement.  According to the terms of his CEO Employment Agreement, Dr. Sayiner is entitled to an annual base salary of $640,000 and is eligible for a target annual bonus of $736,000, which may be adjusted upward or downward depending on performance relative to performance goals established by our Compensation Committee.

In addition, according to the terms of the CEO Employment Agreement, during employment and for a period of two years thereafter, Dr. Sayiner is prohibited from soliciting our employees.  Dr. Sayiner is also required to repay any improperly received incentive compensation in the event that he commits a fraud that directly contributes to or causes a restatement of our financial statements.  In addition, Dr. Sayiner is entitled to receive severance benefits in the event that his employment is terminated for certain reasons, as described in the CEO Employment Agreement section titled, “Severance and Change in Control Benefits.”

In addition to the CEO Employment Agreement, at the time of his initial employment, we entered into an Executive Change in Control Severance Benefits Agreement with Dr. Sayiner.  The material terms of this agreement are described in the section titled “Severance and Change in Control Benefits.”

All Other NEOs—We are party to an Executive Change in Control Severance Benefits Agreement with each of Messrs. Crowley, Micallef, Tokos (which expired on December 31, 2015, the effective date of his retirement from the Company), and Wendelken. The material terms of these agreements are described in the section titled “Change in Control Severance Agreements.”

Accounting and Tax Treatment

Deductibility of Executive Compensation—As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the U.S. Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation meets certain performance-based requirements. The Compensation Committee may structure compensation consistent with the requirements of Section 162(m) if it determines that doing so is appropriate in light of the goals of our executive compensation program. However, the Compensation Committee may exercise its discretion to award compensation that does not meet such requirements when it considers it appropriate to do so (such as time-vested RSUs and DSUs).

Accounting for Equity-Based Compensation—We amortize the fair value of all DSUs, RSUs, and MSUs over their vesting life in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or FASB ASC Topic 718. We estimate prospective forfeitures as required under the guidance. Generally, we do not make compensation decisions based on the accounting treatment of any particular form of compensation.

Risk Considerations in our Compensation Program

The Compensation Committee has reviewed compensation-related risks and does not believe that our compensation programs encourage excessive or inappropriate risk-taking, or are otherwise reasonably likely to have a material adverse effect for the following reasons:

•

We structure our compensation program to consist of both fixed (base salary) and variable (cash and equity) components. Base salary is designed to provide income independent of our stock price or financial performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. Cash bonuses and equity grants are designed to reward both short and long-term performance, which we believe discourages employees from taking actions that focus only on our short-term success. For short-term performance, cash incentive awards are currently awarded quarterly taking into consideration both company and group-level performance pertaining to operating margin, revenue, and gross margin. For long-term performance, we grant various equity-based awards (as described above) that are designed to promote our sustained success. Time-based stock option awards generally vest over four years and are only valuable if our stock price increases over time. Awards granted under our MSU Program generally cliff vest on the third anniversary of the date of the grant and are dependent on our TSR performance relative to an identified group of peer companies. Time-based RSUs and DSUs generally vest over a period of four years. We feel that the variable elements motivate our executives and other employees to pursue superior short and long-term corporate results, while the fixed element is sufficiently high to discourage the taking of unnecessary or excessive risks in pursuing such results.

•

Because financial performance is generally the measure for determining short-term incentive award payments, the Compensation Committee believes that executives and other employees are encouraged to take a balanced approach that focuses on generating revenue while controlling operating expenses. If we are not profitable at a reasonable level, there are no payouts under the short-term incentive award program. Our operating margin performance targets are applicable to executives and employees alike, regardless of their role. The Compensation Committee believes that this encourages consistent behavior and focus across our organization. All employees are required to be familiar with our Code of Corporate Conduct, which covers among other things, accuracy in keeping our books and records.

•

As part of our Insider Trading and Tipping Policy, we prohibit all hedging transactions involving our stock so executives and other employees cannot insulate themselves from the effects of our poor stock price performance.

•

Our CEO and CFO are subject to minimum stock ownership requirements that are designed to ensure that a meaningful portion of their net worth consists of our common stock. The Compensation Committee believes that this reduces their incentive to engage in excessively risky behavior.

•

We apply a Clawback Policy to all of our executive officers. The Clawback Policy remains in full force and effect for a period of three years after an executive officer leaves his employment with us. The Clawback Policy procedures would be activated in the event of a restatement of financial results due to material non-compliance with reporting requirements under U.S. securities laws.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis and, based on this review and discussion, recommends to the Board that the Compensation Discussion and Analysis be incorporated by reference in Intersil’s Annual Report on Form 10-K for the fiscal year ended January 1, 2016 and included in this Proxy Statement.

COMPENSATION COMMITTEE

Gregory Lang, Committee Chair
Donald Macleod
Forrest E. Norrod
James A. Urry

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation for 2015, 2014, and 2013 for our NEOs.

Name and	Calendar	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Principal Position	Year	$ [3]	$ [4]	$ [5]		$ [5]	$ [6]	$ [7]	$
Necip Sayiner	2015	669,246		3,901,947	[8]		482,082	137,361	5,190,636
President and	2014	664,632		3,803,434	[9]		849,914	194,853	5,512,833
Chief Executive	2013	509,551		6,863,050	[10]		569,385	100,319	8,042,305
Officer

Richard Crowley	2015	378,052		1,083,869	[8]		175,711	36,440	1,674,072
Senior Vice,	2014	384,242		847,740	[9]		274,819	13,927	1,520,728
President, Chief	2013	99,618		1,121,000	[10]		83,877	289	1,304,784
Financial Officer
and Treasurer

Andrew Micallef [1]	2015	313,862		1,515,459	[8]		155,953	50,986	2,036,260
Senior Vice						
President,
Worldwide
Operations

Thomas C. Tokos [2]	2015	326,762		474,194	[8]		122,919	29,900	953,775
Senior Vice	2014	331,625		423,107	[9]		213,952	60,041	1,028,725
President,
General Counsel

Roger Wendelken	2015	357,236		932,127	[8]		174,884	35,742	1,499,989
Senior Vice	2014	359,079		847,740	[9]		255,105	35,741	1,497,665
President,
Worldwide Sales

[1] Mr. Micallef was appointed Senior Vice President, Worldwide Operation on January 26, 2015.

[2] Mr. Tokos retired effective December 31, 2015.

[3] These amounts represent the total amount of base salary earned for the applicable year.

[4] Reflects discretionary bonuses paid to the Named Executive Officers.  Our NEOs did not receive any discretionary bonuses in 2015.

[5] These amounts represent the grant-date fair value of equity-based awards granted by the Company during each indicated year, determined in

     accordance with FASB ASC Topic 718.   For a detailed discussion of our grant-date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to Note 14 of the Notes to the Consolidated Financial Statements in our Annual

    Report on Form 10-K for the year ended January 1, 2016 filed with the SEC on February 12, 2016.

[6] These amounts represent amounts earned under our Executive Incentive Plan as more fully described in the CD&A.

[7] These amounts represent additional compensation related to benefits and perquisites received by the Named Executive Officers including

     401(k) matching contributions, life insurance, stock dividends and other benefits as set forth below.  See section on "Other Compensation"

     documented in the CD&A for additional information.

Other Compensation

Name	Stock Dividends ($)	401K Matching ($)	Company Paid Life Insurance Premium ($)	Other ($)		Total Other Compensation ($)
Necip Sayiner	116,459	14,423	1,248	5,231	[A]	137,361
Richard Crowley	27,600	7,736	1,104			36,440
Andrew Micallef			986	50,000	[B]	50,986
Roger Wendelken	25,200	9,495	1,047			35,742
Thomas C. Tokos	17,010	12,037	853			29,900

             [A] Dr. Sayiner received $5,231 in relocation assistance in 2015 associated with his move from Texas to California.

             [B] Mr. Micallef received a $50,000 sign-on bonus in connection with his appointment as Senior Vice President, Worldwide Operations.

[8] The amounts shown in this column for 2015 represent the aggregate grant date fair value determined in accordance with ASC Topic 718 based, as applicable, on the probable outcome of the relevant performance conditions on the grant date.  If the 2015 MSUs paid out at their maximum amount of 300% of target, the grant date value of each Named Executive Officer’s 2015 MSU would increase as follows:"

	2015 MSUs
Named Executive Officer	Minimum ($)	At Target ($)	Maximum ($)
Necip Sayiner	0	2,137,944	6,413,833
Richard Crowley	0	593,873	1,781,620
Andrew Micallef	0	817,453	2,452,360
Thomas C. Tokos	0	259,790	779,371
Roger Wendelken	0	510,724	1,532,173

[9] If the 2014 MSUs paid out at their maximum amount of 200% of target, the grant date value of each Named Executive Officer’s 2014 MSU would increase as follows:

	2014 MSUs
Named Executive Officer	Minimum ($)	At Target ($)	Maximum ($)
Necip Sayiner	0	2,431,428	4,862,856
Richard Crowley	0	453,840	907,680
Thomas C. Tokos	0	224,109	448,218
Roger Wendelken	0	453,840	907,680

[10] If the 2013 MSUs paid out at their maximum amount of 200% of target, the grant date value of the Named Executive Officer’s 2013 MSU would increase as follows:

	2013 MSUs
Named Executive Officer	Minimum ($)	At Target ($)	Maximum ($)
Necip Sayiner*	0	3,234,510	4,980,002

*Dr. Sayiner's 2013 MSU grant has a maximum payout of 666,667 shares.

Grants of Plan Based Awards

The following table sets forth information regarding plan-based grants awarded to our NEOs in 2015:

		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name and		Incentive Plan Awards $ [1]			Stock Awards [2]			Stock or	Awards
Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum(#)	Units # [3]	($) [4]

Necip Sayiner			850,000	1,487,500
President and	4/01/2015					127,944	383,832		2,137,944
Chief Executive Officer	4/01/2015							122,927	1,764,002

Richard Crowley			285,750	500,063
Senior Vice President,	4/01/2015					35,540	106,620		593,873
Chief Financial Officer	4/01/2015							34,146	489,995
and Treasurer

Andrew Micallef			255,000	446,250
Senior Vice President,	4/01/2015					48,920	146,760		817,453
Worldwide Operations	2/02/2015							48,439	698,006

Thomas C. Tokos			197,100	344,925
Senior Vice President,	4/01/2015					15,547	46,641		259,790
General Counsel	4/01/2015							14,941	214,403

Roger Wendelken			270,750	473,813
Senior Vice President,	4/01/2015					30,564	91,692		510,724
Worldwide Sales	4/01/2015							29,366	421,402

[1] These amounts represent each Named Executive Officer’s target and maximum cash payouts under our Executive Incentive Plan for

     2015. The actual bonuses paid to the Named Executive Officers under the Executive Incentive Plan with respect to 2015 are reported in the

     "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table.

[2] Represents MSUs granted to the Named Executive Officers in 2015.  These awards will be earned only if the TSR targets are achieved as described in the CD&A.  In addition, to the extent that an award is earned in whole or in part, the award will vest 100% on April 1, 2018,

     subject to continued employment through such date.  These awards were granted under our Amended and Restated 2008 Equity

     Compensation Plan.  The maximum number of shares that can be received upon vesting is 300% of the original award.  The minimum is 0%.

     Dividend equivalents will accrue during the vesting period and, if applicable, will be paid out following the vesting date or the expiration of the deferral period.

[3] This amount represents deferred stock units granted under the Amended and Restated 2008 Equity Compensation Plan.  Each of these awards vests as to 25% of the shares to the award on each of the first four anniversaries of the date of grant.  Dividend equivalents will accrue during the vesting period and will be paid out following the vesting date.

[4] "The amounts shown in this column for 2015 represent the aggregate grant date fair value determined in accordance with ASC Topic 718 based, as applicable, on the probable outcome of the relevant performance conditions on the grant date.  For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-

     K for the year ended January 1, 2016 filed with the SEC on February 12, 2016. "

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the unexercised options and other stock awards held by our NEOs as of January 1, 2016:

		Option Awards					Stock Awards
Name and Principal Position	Grant Date [1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unvested Options	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#) [2]	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Necip Sayiner							4/1/2013	216,500	2,762,540		
President and							4/1/2013			433,000	5,525,080	[3]
Chief							4/1/2014	78,370	1,000,001		
Executive							4/1/2014			108,759	1,387,765	[4]
Officer							8/5/2014			99,667	1,271,751	[6]
							4/1/2015	122,927	1,568,549		
							4/1/2015			127,944	1,632,565	[5]

Richard Crowley							10/1/2013	50,000	638,000		
Senior Vice							4/1/2014	22,500	287,100		
President,							4/1/2014			31,000	395,560	[4]
Chief Financial							4/1/2015	34,146	435,703		
Officer and							4/1/2015			35,540	453,490	[5]
Treasurer

Andrew Micallef							2/2/2015	48,439	618,082		
Senior Vice							4/1/2015			48,920	624,219	[5]
President,
Worldwide
Operations

Thomas C. Tokos	4/1/2009	40,000			12.02	4/1/2016	4/2/2012	3,500	44,660		
Senior Vice	4/1/2010	40,000			14.80	4/1/2017	4/1/2013	11,500	146,740		
President,	4/1/2011	35,300			12.35	4/1/2018	4/1/2013			24,000	306,240	[3]
General	4/2/2012	39,375	5,625		11.22	4/2/2019	4/1/2014	11,367	145,043		
Counsel							4/1/2014			15,308	195,330	[4]
							4/1/2015	14,941	190,647
							4/1/2015			15,547	198,380	[5]

Roger Wendelken							11/1/2013	45,000	574,200		
Senior Vice							4/1/2014	22,500	287,100		
President,							4/1/2014			31,000	395,560	[4]
Worldwide							4/1/2015	29,366	374,710		
Sales							4/1/2015			30,564	389,997	[5]

[1] Options awarded prior to 2012 are fully vested.  The vesting schedules of the unvested options are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
4/2/2012	25% on first anniversary date, 6.25% per quarter thereafter. Fully vested after four years.	1/2/2016, 4/2/2016

[2] The vesting schedules for the DSUs listed in this column are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
4/2/2012	25% on each of four anniversary dates.	4/2/2016
4/1/2013	25% on each of four anniversary dates.	4/1/2016, 4/1/2017
10/1/2013	25% on each of four anniversary dates.	10/1/2016, 10/1/2017
11/1/2013	25% on each of four anniversary dates.	11/1/2016, 11/1/2017
4/1/2014	25% on each of four anniversary dates.	4/1/2016, 4/1/2017, 4/1/2018
2/2/2015	25% on each of four anniversary dates.	2/2/2016, 2/2/2017, 2/2/2018, 2/2/2019
4/1/2015	25% on each of four anniversary dates.	4/1/2016, 4/1/2017, 4/1/2018, 4/1/2019

[3] These MSUs were granted under our Amended and Restated 2008 Equity Compensation Plan on April 1, 2013 and fully vest on April 1, 2016 subject to the achievement of certain TSR-related targets and each NEOs continued employment with us through such vesting date.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $12.76.

[4] These MSUs were granted under our Amended and Restated 2008 Equity Compensation Plan on April 1, 2014 and fully vest on April 1, 2017 subject to the achievement of certain TSR-related targets and each NEOs continued employment with us through such vesting date.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $12.76.

[5] These MSUs were granted under our Amended and Restated 2008 Equity Compensation Plan on April 1, 2015 and fully vest on April 1, 2018 subject to the achievement of certain TSR-related targets and each NEOs continued employment with us through such vesting date.  Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $12.76.

[6] These MSUs were granted under our Amended and Restated 2008 Equity Compensation Plan on August 5, 2014 and fully vest on April 1,

     2016 subject to the achievement of certain TSR-related targets and the NEOs continued employment with us through such vesting date.  Full discussion of this grant can be found in the CD&A under the description of our 2014 MSU program. Payout level is not currently determinable and therefore these awards are disclosed at target as of the value of the closing stock price at fiscal year end which was $12.76.

Option Exercises and Stock Vested

The following table sets forth information regarding the number of shares of stock acquired by the NEOs upon the vesting of their outstanding stock awards during 2015, as well as the value of such vesting:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
Name and	Acquired on	Realized	Acquired on	Realized on
Principal Position	Exercise (#)	on Exercise ($)	Vesting (#) [1]	Vesting ($) [2]
Necip Sayiner			134,373	1,928,253
President and
Chief Executive Officer

Richard Crowley			32,500	398,125
Senior Vice President,
Chief Financial Officer
and Treasurer

Andrew Micallef				
Senior Vice President,
Worldwide Operations

Thomas C. Tokos			31,150	445,695
Senior Vice President,
General Counsel

Roger Wendelken			30,000	412,500
Senior Vice President,
Worldwide Sales

[1] "The amounts reported in this column represent the number of shares of our common stock acquired with respect to MSUs and DSUs that vested in 2015."

[2] The dollar amounts reported in this column represent (x) the number of shares of our common stock acquired with respect to MSUs and DSUs that vested in 2015 multiplied by (y) the closing market price of our common stock on each corresponding vesting date.

POTENTIAL PAYMENTS AND BENEFITS UPON CERTAIN TERMINATIONS

Upon certain types of terminations of employment, NEOs may receive severance benefits. Our NEOs may be entitled to severance and/or change in control benefits in accordance with their change in control severance agreements, pursuant to the terms of their equity awards, or at the discretion of the Board. The Compensation Committee determined it was necessary to provide benefits to the NEOs in the event of a termination due to a change in control. This helps ensure their commitment and tenure, especially in the event of an ongoing negotiation where their leadership would be necessary during the process of the change in control. All deferred compensation under the DCP will be paid in full upon any termination of employment or change in control if elected by the executive.

Necip Sayiner

Dr. Sayiner may be entitled to severance benefits in certain circumstances upon termination of his employment.  In order to receive these benefits, he must execute a release of claims against us.

If Dr. Sayiner’s employment with us is terminated for cause, as defined in his CEO Employment Agreement, or if he resigns voluntarily, he will not be entitled to any cash severance benefits, accelerated vesting of any shares of time-based restricted stock or performance-based MSUs or other equity compensation, or any post-termination death or medical benefits.

If Dr. Sayiner is terminated by reason of death or disability, he and his estate are entitled to receive:

(i)	A lump sum severance payment equal to twelve (12) months of his base salary.
(ii)	A pro-rata portion (based on the number of days Dr. Sayiner was employed in the calendar year of his termination) of a payment of $736,000.
(iii)	Additional vesting service credit for the twelve-month period commencing on the date of his death or disability with respect to all time-based awards.
(iv)	With respect to awards granted under the MSU Program that are unvested but have been earned, full vesting of such awards.
(v)

With respect to awards granted under the MSU Program that have not been earned because the performance period is still in progress, the unvested awards will be vested, if at all, only to the extent the applicable performance levels are achieved through the date of such termination and payment will be prorated based upon the number of days that have passed since the MSUs were granted until the date of the termination divided by the entire performance period.

(vi)	Dr. Sayiner’s stock options will also remain exercisable for the lesser of 12 months following his death or disability or until the stated term of the option.

If Dr. Sayiner’s employment is terminated by us without cause, as defined in his CEO Employment Agreement, or if Dr. Sayiner terminates his employment because of an adverse change in his compensation, title, or duties, or status as a director, or because we fail to cure our material breach of his CEO Employment Agreement, in any case, not in connection with a change in control, he is entitled to receive:

(i)	The continued payment of his base salary for two years.
(ii)	Four payments of $368,000 payable within 30 days of each of the first two March 1st and September 1st dates following his termination of employment.
(iii)	Full vesting of his initial new hire award of 433,000 time-based DSUs.
(iv)

Accelerated vesting of any other time-based awards in an amount equal to the amount that would have vested over the eighteen (18) month period commencing on the date of his termination (but in no event shall any such award be less than 50% vested upon such a termination).

(v)	With respect to performance-based awards granted under the MSU Program that are unvested but have been earned, full vesting of such awards.
(vi)

With respect to performance-based awards granted under the MSU Program that have not been earned because the performance period is still in progress, the unvested awards will be vested, if at all, only to the extent the applicable performance levels are achieved through the date of such termination and payment will be prorated based upon the number of days that have passed since the MSUs were granted until the date of the termination divided by the entire performance period.
(vii)

If eligible, the ability to participate, along with his spouse, in our retiree medical plan with premiums being paid by us until such time as he or his spouse becomes eligible for Medicare or becomes covered under another employer’s medical plan.

(viii)

Reimbursement for certain of his and his covered dependents’ life insurance premiums until the earlier of one year following his termination of employment or the term of his employment agreement expires.

(ix)	Continued health coverage, at our expense, for a period of one (1) year following his termination, if he does not qualify to participate in our retiree medical plan.

Change in Control Severance Benefits Agreements

We have entered into Change in Control Severance Benefits Agreements, the CiC Agreements, with Dr. Sayiner as well as our other NEOs. The CiC Agreements continue as long as the executive is employed with us; however, if a change in control occurs, the CiC Agreements are effective for a period of two and one half years from the date of termination following the change in control. The CiC Agreements are intended to provide for continuity of management in the event of a change in control. Executives would be entitled to certain severance benefits in the event that their employment is terminated for certain reasons following a change in control. Specifically, if during the 12 month period following a change in control, the executive is terminated for any reason, other than for death, disability, or for cause, or if such executive voluntarily terminates his or her employment because of an adverse change in his or her compensation, title, duties, or location of employment, or because we fail to continue a benefit plan (including equity-based plans) without substituting a comparable range of benefits, or because we fail to cure our material breach of the CiC Agreement, or because we fail to have any successor agree to assume the terms of the CiC Agreement, then the executive will receive certain severance benefits, as described below.

Under the CiC Agreements, a change in control would generally include each of the following events:

•	a merger, liquidation or sale of substantially all of our assets;
•	the acquisition by a person or group of 25% or more of our voting securities; or
•	the replacement of a majority of our directors during a three-year period.

Under Dr. Sayiner’s CiC Agreement, he is entitled to receive, subject to his execution of a release of claims:

(i)	the continued payment, for two years following the termination, of his base salary in effect at the time of termination or the time of the change in control, whichever is higher;
(ii)	four (4) payments equal to $425,000 each payable within 30 days of each of the first two March 1st and September 1st dates following his termination of employment;
(iii)

eligibility to participate, along with his spouse, in our retiree medical plan with premiums being paid by us until such time as he or his spouse becomes eligible for Medicare or becomes covered under another employer’s medical plan;

(iv)	reimbursement for certain of his and his covered dependents’ life insurance premiums for a period of two (2) years; and
(v)	continued health coverage, at our expense, for a period of one (1) year following his termination, if he does not qualify to participate in our retiree medical plan.

In addition, all restrictions on restricted stock and time-based DSUs awarded to Dr. Sayiner would lapse and all unvested time-based options granted to him would vest and remain exercisable 24 months following his termination (but not in excess of the stated term of the option). With respect to performance-based awards granted to Dr. Sayiner under the MSU Program that are unvested but have been earned, such awards shall vest in full.  With respect to performance-based awards granted to Dr. Sayiner under the MSU Program that have not been earned because the performance period is still in progress, such awards shall vest in full, if at all, only to the extent the applicable performance levels are achieved through the date of the change in control. If the benefits payable to Dr. Sayiner, under his CiC Agreement, are considered parachute payments subject to the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, the benefits payable to him may be reduced if such a reduction results in Dr. Sayiner receiving a greater net after-tax amount than if such benefits were not reduced.

Under the CiC Agreements for Messrs. Crowley, Micallef, Tokos (which CiC Agreement terminated on December 31, 2015 effective on his retirement), and Wendelken, each executive would be eligible to receive, subject to their execution of a release:

(i)	their targeted cash bonus, prorated through the date of termination;
(ii)

a lump sum payment equal to one hundred percent (100%) of the sum of their base salary (at the rate in effect at the time of termination or the time of the change in control, whichever is higher) and target annual bonus for the year of termination;

(iii)

continued participation in our medical plan and other welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation to the executive) for one year and reimbursements for any taxes incurred by them in connection with the receipt of such benefits; and

(iv)	full accelerated vesting of all of their time-based DSUs.

With respect to performance-based awards granted under the MSU Program that are unvested but have been earned, such awards shall vest to the extent so earned. With respect to performance-based awards granted under the MSU Program that have not been earned because the performance period is still in progress, such awards shall vest only to the extent the applicable performance levels are achieved through the date of the change in control.

On February 11, 2016, we amended and restated the CiC Agreements with our NEOs, other than Dr. Sayiner, who has a different form of CiC as outlined above, and Mr. Tokos, who retired at the end of 2015. These amended and restated agreements provide that each executive continues to receive their targeted cash bonus, prorated through the date of termination, full accelerated vesting of all time-based DSUs, and MSUs accelerated to the extent that performance levels are achieved through the date of the change in control. These amended and restated agreements have increased the lump sum payment of annual base salary and target annual bonus to 150%, increased participation in our medical plans to 18 months, and provide that the agreements now terminate as of March 1, 2020, whereas the previous CiC Agreements terminated only upon a termination of employment.

Potential Severance Payments and Benefits Upon Certain Terminations in Connection with Change in Control

Each NEO would be entitled to receive the following estimated benefits if his or her employment is terminated in connection with a change in control under the circumstances described above. The table below reflects the amount that would be payable under the various arrangements assuming that the change of control and termination occurred on January 1, 2016. Actual amounts may differ.

Estimated Current Value of Termination Benefits - Change in Control
If Named Executive Officers were Terminated on January 1, 2016
			Early	Early	Early	Early
	Severance		Vesting of	Vesting of	Vesting of	Vesting of
	Amount		Restricted	Stock	Performance	Performance
Name and	Cash		Shares	Options	Options	Shares	Other		Total
Principal Position	$		$ [1]	$ [1]	[2]	$ [2]	$		$

Necip Sayiner	3,060,000	[3]	5,331,102	-	-	9,377,882	87,969	[5]	17,856,953
President and
Chief Executive Officer

Richard Crowley	952,500	[4]	1,360,803	-	-	681,258	36,697	[6]	3,031,258
Senior Vice President,
Chief Financial Officer
and Treasurer

Andrew Micallef	850,000	[4]	618,082	-	-	393,258	24,540	[6]	1,885,880
Senior Vice President,
Worldwide Operations

Thomas C. Tokos [7]	722,700	[4]	527,090	8,662		706,171	48,078	[6]	2,012,702
Senior Vice President,
General Counsel

Roger Wendelken	902,500	[4]	1,236,010	-	-	641,257	55,909	[6]	2,835,676
Senior Vice President,
Worldwide Sales

[1] These amounts represent the full vesting of all outstanding time-based stock awards and stock options which would be fully vested at the time of a change in control termination.  The calculation above is based on the intrinsic value to each executive based upon a closing stock price of

     $12.76 on December 31, 2015, the last trading day before January 1, 2016.

[2] This amount represents the payout of all outstanding performance-based stock awards which would be fully vested and paid out based on the

     Company’s performance for the quarter-end preceding the change in control termination. This represents a 126% payout on the 2013 MSUs, a

     100% payout on the 2014 MSUs and a 63% payout on the 2015 MSUs.  This also represents a 0% payout on Dr. Sayiner's 2014 Supplemental

     MSU Grant.

[3] This amount represents (a) two years of continued payment of Dr. Sayiner’s base salary in effect at the time of termination, and (b) four payments of $425,00 of Dr. Sayiner's base salary payable within 30 days of each of the first two March 1st and September 1st dates following

     Dr. Sayiner's termination of employment.

[4] This amount represents the sum of each such Named Executive Officer’s annual base salary, annual incentive, and pro-rata target annual incentive (which would equal 100% the last day of our fiscal year).

[5] This amount represents (i) the present value of post-termination medical coverage for Dr. Sayiner for one year, (ii) Dr. Sayiner’s accrued and unused vacation as of January 1, 2016, and (iii) two years of reimbursements for life insurance premiums.

[6] This amount represents (i) one year of post-termination medical coverage, and (ii) each such Named Executive Officer’s accrued and unused vacation as of January 1, 2016.

[7] Mr. Tokos retired effective December 31, 2015 and his CiC Agreement terminated at that time.

Potential Severance Benefits—Without Cause or Involuntary Termination (Not in Connection with a Change in Control)

The change in control severance agreements for the NEOs address only their termination of employment following a change in control. Only Dr. Sayiner, pursuant to his CEO Employment Agreement, is contractually entitled to severance benefits in the event of a termination prior to a change in control. The table below represents the severance benefits available to Dr. Sayiner in the event of an involuntary termination for good reason or a termination without cause; in either case, not in connection with a change–in-control. The table reflects the amount that would be payable under Dr. Sayiner’s CEO Employment Agreement, as amended, assuming that the termination occurred on January 1, 2016.

Estimated Current Value of Termination Benefits - Without Cause or Involuntary
If Named Executive Officers were terminated on January 1, 2016

			Early	Early	Early
		Severance	Vesting of	Vesting of	Vesting of
		Amount	Restricted	Stock	Performance
Name and	Fiscal	Cash	Shares	Options	Shares	Other	Total
Principal Position	Year	$ [1]	$ [2]	$ [2]	$ [3]	$ [4]	$
Necip Sayiner
President and Chief Executive Officer	2015	2,832,000	4,213,486		8,917,913	87,969	16,051,368

[1] This amount represents (a) two years of continued payment of Dr. Sayiner’s base salary in effect at the time of termination, and (b) four payments of $368,000 of Dr. Sayiner's base salary payable within 30 days of each of the first two March 1st and September 1st dates following Dr. Sayiner's termination of employment.

[2] These amounts represent 18 months accelerated vesting of all unvested stock option grants and other time-based stock awards for Dr. Sayiner.

     The calculation above is based on our closing stock price of $12.76 on the last trading day prior to January 1, 2016.

[3] This amount represents the prorated vesting based on the number of days that have passed in the MSU performance period and based upon the performance level achieved through the date of termination; and also includes the 2014 Supplemental MSU Grant.

[4] This amount represents life insurance premiums for one year and medical coverage for one year following the date of covered termination plus Dr. Sayiner's accrued, unused vacation as of January 1, 2016.

Severance Benefits—Death or Disability

The CiC Agreements for the NEOs address only their termination of employment following a change in control. The table below represents certain life insurance benefits, equity acceleration, and other general amounts that would be payable upon the death or disability of the NEOs. These disclosed amounts are estimates only assuming that termination occurred on January 1, 2016.

Estimated Current Value of Termination Benefits - Death or Disability
If Named Executive Officers were Terminated on January 1, 2016
				Early	Early	Early
			Severance	Vesting of	Vesting of	Vesting of
			Amount	Restricted	Stock	Performance	Life
Name and	Fiscal		Cash	Shares	Options	Shares	Insurance	Other	Total
Principal Position	Year		$	$	$	$	$ [2]	$ [3]	$

Necip Sayiner	2015	[1]	1,416,000	2,106,740	-	8,917,913	1,000,000	70,864	13,511,517
President and
Chief Executive Officer

Richard Crowley	2015		-	-	-	-	1,000,000	22,442	1,022,442
Senior Vice President,
Chief Financial Officer
and Treasurer

Andrew Micallef	2015		-	-	-	-	893,000	10,285	903,285
Senior Vice President,
Worldwide Operations

Thomas C. Tokos [4]	2015		-	-	-	-	773,000	33,823	806,823
Senior Vice President,
General Counsel

Roger Wendelken	2015		-	-	-	-	948,000	41,654	989,654
Senior Vice President,
Worldwide Sales

[1] These amounts represent 12 months of base salary, a pro-rata portion of a payment (based on the number of days Dr. Sayiner was employed in the calendar year of his termination) of $736,000, an additional 12 months of vesting on time-based awards, pro-rated vesting based on the number of days that have passed in the MSU performance period and based upon the performance level achieved through the date of termination.

[2] These amounts reflect the estimated present value of the proceeds, from the Company paid life insurance plan, that are payable to the NEOs'

     beneficiaries upon the NEO's death.

[3] These amounts represent accrued, unused vacation for each NEO as of January 1, 2016.

[4] Mr. Tokos retired effective December 31, 2015.

DIRECTOR COMPENSATION

The Compensation Committee has established minimum share ownership requirements for each non-employee director of three times the director’s annual cash compensation. The ownership requirement must be attained within a five-year period from their date of appointment. Director ownership is calculated using the current value of DSUs granted (vested and unvested) and the cost basis of shares purchased through option exercises or shares purchased in the open market. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned. A recent review of the non-employee directors listed above revealed that each non-employee director who has served on our Board for five years or longer has met the 3x ownership requirement goal.

The compensation for services as directors is reviewed on an annual basis by the Compensation Committee. Directors who are also officers of the Company do not receive compensation for their services as directors. The compensation earned by our non-employee directors for fiscal year ending January 1, 2016 is as follows:

Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards		Option Awards	All Other Compensation	Total
Director	($)	($) [6,7]		($) [6,7]	($) [1]	($)
Robert W. Conn	18,791	-		-	7,809	26,600
James Diller	19,574	-		-	7,809	27,383
Mercedes Johnson	65,000	120,000	[2]	-	6,529	191,529
Sohail Khan	60,000	120,000	[2]	-	2,060	182,060
Gregory Lang	64,375	120,000	[2]	-	7,809	192,184
Donald Macleod	97,500	120,000	[2]	-	7,809	225,309
Ernest Maddock[3]	30,000	156,034	[4]	74,852 [5]	-	186,034
Forrest E. Norrod	62,500	120,000	[2]	-	2,060	184,560
Jan Peeters	75,000	120,000	[2]	-	27,408	222,408
James A. Urry	68,125	120,000	[2]	-	28,046	216,171

[1] These amounts represent dividends paid on DSUs in 2015. Dividends paid to Messrs. Peeters and Urry include dividends from their

     2007, 2008, and 2009 DSUs which were deferred and released in 2015.

[2] Represents 8,475 DSUs awarded at a value of $14.16 per share on April 24, 2015. The DSUs will vest 100% on the first anniversary of the date of the award or the date prior to the next Annual Meeting, whichever comes first.

[3] Mr. Maddock joined our Board on July 7, 2015.

[4] Represents a total of 12,992 DSUs awarded to newly elected Director at a value of $12.01 per share on July 7, 2015. The total DSU award is comprised of a pro-rated Annual Grant of 6,747 DSUs that will vest 100% the day prior to the next Annual Meeting and an

     Initial Grant of 6,248 DSUs that will vest 33-1/3% per year on the date of the award.

[5] Represents 39,815 stock options granted on July 7, 2015 with a strike price of $12.01 and a calculated fair value of $1.88.  The stock options vest 33-1/3% per year on the anniversary of the date of the grant.

[6] The table below represents the stock options and stock awards held by our non-employee directors as of January 1, 2016.

	Unvested	Vested	Unvested
Director	Option Awards	Option Awards	Stock Awards
Robert W. Conn	-	5,000	1,334
James Diller	-	425,000	1,334
Mercedes Johnson	-	320,000	8,475
Sohail Khan	23,584	11,616	12,193
Gregory Lang	-	50,000	9,809
Donald Macleod	-	5,000	9,809
Ernest Maddock[A]	39,815	-	12,992
Forrest E. Norrod	23,584	11,616	12,193
Jan Peeters	-	25,000	9,809
James A. Urry	-	25,000	9,809

[A] Mr. Maddock joined our Board on July 7, 2015.  At that time he received an Initial Grant comprised of 50% stock options and 50% DSUs.

[7] The amounts in this column reflect the grant-date fair value, determined in accordance with ASC Topic 718, of the stock awards and option awards granted in 2015.  For a detailed discussion of our grant-date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 14 of the notes to our Consolidated Financial Statements in our Annual Report on Form

     10-K for the year ended January 1, 2016 filed with the SEC on February 12, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The table and notes below summarize the status of our equity compensation plans as of January 1, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding Options and Awards	Weighted-average exercise price of outstanding Options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders[1]	9,196,543[2]	$12.02	16,702,787[3]

[1] Includes our Amended and Restated 2008 Equity Compensation Plan, 1999 Equity Compensation Plan, 2009 Option Exchange Plan, and the

     Employee Stock Purchase Plan.

[2] Represents 3,880,960 shares that may be issued upon exercise of outstanding options, and 5,315,583 awards that may be issued upon vesting of stock awards.

[3] Includes 2,451,715 shares available for future issuance under the Employee Stock Purchase Plan and 14,251,072 shares under our Amended and Restated 2008 Equity Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of February 23, 2016 with respect to shares of each class of common stock beneficially owned by (i) each person or group that is known to be the beneficial owner of more than 5% of each class of outstanding common stock, (ii) each Director and NEO, and (iii) all Directors and executive officers as a group. Unless otherwise specified, all shares are directly held.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has voting or investment power.

Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035.

	Class A Common Stock
	Shares Beneficially Owned	Percent [1]
FMR LLC[2]	17,588,060	13.27%
Blackrock, Inc.[3]	11,156,691	8.40%
The Vanguard Group, Inc.[4]	9,217,174	6.95%
Goldman Sachs Asset Management[5]	7,156,970	5.40%
RidgeWorth Capital Management LLC[6]	7,026,050	5.30%
Franklin Resources, Inc.[7]	7,025,788	5.30%
Necip Sayiner[8]	869,296	*
Mercedes Johnson[9]	370,075	*
Thomas C. Tokos[10]	349,010	*
James A. Urry[11]	123,099	*
Donald Macleod[12]	101,075	*
Jan Peeters[13]	91,075	*
Richard Crowley[14]	65,009	*
Gregory Lang[15]	64,342	*
Roger Wendelken[16]	60,342	*
Sohail Khan[17]	26,817	*
Forrest E. Norrod[18]	26,817	*
Andrew Micallef[19]	7,019	*
Ernest Maddock[20]	6,747	*
All directors and executive officers as a group (13 persons)	2,190,723	1.6%

*Less than 1% of the outstanding Class A Common Stock

[1]   Percentages are derived using the number of shares of Class A Common Stock outstanding as of February 23, 2016.

[2]   Based solely on information obtained from a Schedule 13-G filed by FMR LLC for the period ending December 31, 2015. The address of   FMR LLC is 245 Summer Street, Boston, MA 02210.

[3]   Based solely on information obtained from a Schedule 13-G filed by Blackrock, Inc. for the period ending December 31, 2015. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

[4]   Based solely on information obtained from a Schedule 13-G filed by The Vanguard Group, Inc. for the period ending December 31, 2015.    The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

[5]   Based solely on information obtained from a Schedule 13-G filed by Goldman Sachs Asset Management for the period ending December 31, 2015.  The address of Goldman Sachs Asset Management is 200 West Street, New York, NY 10282.

[6]   Based solely on information obtained from a Schedule 13-G filed by RidgeWorth Capital Management LLC as parent company for Ceredex Value Advisors LLC and Certium Asset Management LLC for the period ending December 31, 2015. The address of RidgeWorth Capital Management LLC is 3333 Piedmont Road, Northeast, Suite 1500, Atlanta, GA 30305.

[7]   Based solely on information obtained from a Schedule 13-G filed by Franklin Resources, Inc. for the period ending December 31, 2015.  The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403-1906.

[8]   Includes 171,525 shares owned by Dr. Sayiner.  Shares held also include 165,104 DSUs that will vest within 60 days of February 23, 2016 and 532,667 performance-based MSUs that will vest within 60 days of February 23, 2016 contingent upon Company performance.  These MSUs are eligible for a maximum payout of 200% or a minimum payout of zero percent.

[9]   Includes 41,600 shares owned by Ms. Johnson.  Shares held also include 320,000 stock options that are exercisable within 60 days of February 23, 2016 and 8,475 DSUs that will vest within 60 days of February 23, 2016.

[10] Includes 98,830 shares held by Mr. Tokos.  Shares held also include 51,126 shares associated with DSUs that Mr. Tokos has elected to defer for a period of five years from the date of vest for each deferred award.  In addition, Mr. Tokos’ ownership includes 209,406 stock options that are exercisable within 60 days of February 23, 2016 and 16,774 DSUs that will vest within 60 days of February 23, 2016.  Mr. Tokos also has 24,000 performance-based MSUs that will vest within 60 days of February 23, 2016 contingent upon Company performance.  These MSUs are eligible for a maximum payout of 200% or a minimum payout of zero percent.

[11] Includes 88,290 shares held by Mr. Urry.  Shares held also include 17,335 shares associated with DSU awards that Mr. Urry has elected to defer for a period of five years from the date of vest for each deferred award.  In addition, Mr. Urry’s ownership includes 25,000 stock options that are exercisable within 60 days of February 23, 2016 and 9,809 DSUs that will vest within 60 days of February 23, 2016.

[12] Includes 91,266 shares held by Donald Macleod and Mary L. Macleod as Trustees of The Macleod Family Trust dated 1/31/05.  Shares held also include 30,000 stock options that are exercisable within 60 days of February 23, 2016 and 9,809 DSUs that will vest within 60 days of February 23, 2016.

[13] Includes 56,266 shares held by Mr. Peeters.  Shares held also include 1,334 shares associated with DSU awards that Mr. Peeters has elected to defer for a period of five years from the date of vest for each deferred award.  In addition, Mr. Peeter’s ownership includes 25,000 stock options that are exercisable within 60 days of February 23, 2016 and 9,809 DSUs that will vest within 60 days of February 23, 2016.

[14] Includes 48,973 shares held by Mr. Crowley.  Shares held also include 16,036 DSUs that will vest within 60 days of February 23, 2016.

[15] Includes 29,533 shares owned by Mr. Lang.  Shares held also include 25,000 stock options that are exercisable within 60 days of February 23, 2016 and 9,809 DSUs that will vest within 60 days of February 23, 2016.

[16] Includes 45,501 shares held by Mr. Wendelken.  Shares held also include 14,841 DSUs that will vest within 60 days of February 23, 2016.

[17] Includes 6,726 shares owned by Mr. Khan.  Shares held also include 11,616 stock options that are exercisable within 60 days of February 23, 2016 and 8,475 DSUs that will vest within 60 days of February 23, 2016.

[18] Includes 6,726 shares owned by Mr. Norrod.  Shares held also include 11,616 stock options that are exercisable within 60 days of February 23, 2016 and 8,475 DSUs that will vest within 60 days of February 23, 2016.

[19] Represents 7,019 shares owned by Mr. Micallef.

[20] Represents 6,747 DSUs that will vest within 60 days of February 23, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose late filings of stock transaction reports by its executive officers, Directors, and our 10%-or-greater equity security holders. Based solely on a review of reports filed by us on those persons’ behalf and written representations from those officers and Directors that no other reports were required, we believe that during the 52 weeks ending January 1, 2016, our officers, Directors, and 10%-or-greater equity security holders timely filed all reports they were required to file under Section 16(a) of the Exchange Act.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or our 2015 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing to us at Investor Relations, Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035, pr calling us at 1-888-468-3774, or emailing us at investor@intersil.com. If you want to receive separate copies of our annual report and proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number, or email address.

OTHER BUSINESS

We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, unless otherwise instructed, the person or persons named as proxies will vote the shares represented by proxies provided to us in accordance with their judgment.

By Order of the Board of Directors,

Andrew S. Hughes	Milpitas, California
Vice President, General Counsel & Secretary	March 4, 2016

intersil™

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a Mercedes Johnson	☐	☐	☐
1b Sohail Khan	☐	☐	☐
1c Gregory Lang	☐	☐	☐
1d Donald Macleod	☐	☐	☐
1e Ernest Maddock	☐	☐	☐
1f Forrest E. Norrod	☐	☐	☐
1g Dr. Necip Sayiner	☐	☐	☐

	For	**Against**	**Abstain**
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm.	☐	☐	☐

	For	**Against**	**Abstain**
3. To vote on a non-binding advisory proposal regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in our proxy statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000266200_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

INTERSIL CORPORATION Annual

Meeting of Stockholders April 21, 2016

This proxy is solicited on behalf of the Board of Directors

The undersigned holder of common stock of INTERSIL CORPORATION, a Delaware corporation, hereby appoints Dr. Necip Sayiner and Mr. Donald Macleod with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of Intersil Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company's headquarters, located at 1001 Murphy Ranch Road, Milpitas, California 95035, on April 21, 2016 at 8:00 a.m., local time, and at any and all adjournments and postponements thereof, as follows:

This proxy, when properly executed, will be voted as directed by the stockholders. If no such directions are made, this proxy will be voted FOR the election of the director nominees listed on the reverse side and for each proposal. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side

0000266200_2 R1.0.1.25